Filed pursuant to Rule 424(b)(2)
SEC File No. 333-125125

PROSPECTUS SUPPLEMENT

(To prospectus dated June 16, 2005)

4,000,000 Shares

Series D Adjusting Rate Cumulative Redeemable Preferred Stock (5 Year Initial Fixed Rate Period, Floating Thereafter with a 7.625% Floor) Liquidation Preference $25.00 Per Share

We are offering 4,000,000 shares of our Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, or “Series D Preferred Stock.” We will receive all of the net proceeds from the sale of the Series D Preferred Stock.

We will pay cumulative dividends on the Series D Preferred Stock if, when and as declared by our Board of Directors. Such dividends will be payable at the annual rate of $1.96875 per share which is equivalent to a rate of 7.875% of the $25.00 liquidation preference per share until January 15, 2012. Beginning January 15, 2012, such dividends will be payable at the three-month LIBOR rate plus 268 basis points (2.68%), which will reset quarterly calculated as of the LIBOR interest determination date, but which may not reset at an annual rate lower than 7.625%. However, during any period of time that both (i) our Series D Preferred Stock is not listed on the New York Stock Exchange, or “NYSE,” or the American Stock Exchange, or “AMEX,” or quoted on the NASDAQ Stock Market, Inc., or “NASDAQ,” and (ii) we are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” but shares of our Series D Preferred Stock are outstanding, the cumulative cash dividend payable during such period on our Series D Preferred Stock will increase by an annual rate of 1%. Dividends on the Series D Preferred Stock will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 or if such day is not a business day, the next succeeding business day. The first expected dividend payment date in respect of the Series D Preferred Stock offered hereby will be January 15, 2007 and will be for less than a full quarter. Holders of the Series D Preferred Stock generally will have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters (whether or not consecutive) and in certain other events.

If at any time both (i) our Series D Preferred Stock is not listed on the NYSE or the AMEX or quoted on the NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, we will have the option to redeem our Series D Preferred Stock, in whole but not in part, within 90 days after the date upon which our Series D Preferred Stock ceases to be listed and we cease to be subject to such reporting requirements, for cash at $25.00 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the redemption date. Except as described above and in limited circumstances to preserve our status as a real estate investment trust, or “REIT,” we may not redeem the Series D Preferred Stock before November 21, 2011. On or after November 21, 2011, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, at any time and from time to time, for cash at a price of $25.00 per share, plus accumulated, accrued and unpaid dividends (whether or not declared), if any, to and including the date of redemption. Any partial redemption will generally be on a pro rata basis. The Series D Preferred Stock has no stated maturity date and we are not required to redeem the Series D Preferred Stock. The Series D Preferred Stock is not convertible into our common stock.

No market currently exists for our Series D Preferred Stock. We anticipate that the Series D Preferred Stock will be listed on the NYSE, under the symbol “TMA PRD.” Our common stock is listed on the NYSE under the symbol “TMA” and our 8.00% Series C Cumulative Redeemable Preferred Stock, or “Series C Preferred Stock,” is listed on the NYSE under the symbol “TMA PRC.”

Investing in our Series D Preferred Stock involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement and on page 9 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$ 25.00	$100,000,000
Underwriting discount	$ 0.7875	$ 3,150,000
Proceeds, before expenses, to us	$24.2125	$ 96,850,000

The underwriters are severally underwriting the shares being offered. We have granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of Series D Preferred Stock from us to cover over-allotments, if any.

The underwriters expect that the Series D Preferred Stock will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about November 21, 2006.

Stifel Nicolaus	Bear, Stearns & Co. Inc.	Lehman Brothers

RBC Capital Markets

Friedman, Billings, Ramsey & Co., Inc.

Ryan Beck & Co.

The date of this prospectus supplement is November 15, 2006.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement which describes our business and the terms of this offering. The second part is the base prospectus which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we refer to both this prospectus supplement and the accompanying base prospectus combined. If information varies between this prospectus supplement, the accompanying base prospectus or the documents we have incorporated by reference, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act, that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” “strive,” “target,” “confidence,” “project” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. Important factors that may impact our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, changes in interest rates, changes in yields available for purchase on adjustable and variable rate mortgage assets, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, our ability to obtain financing and the terms of any financing that we do obtain. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in this prospectus supplement and in the accompanying prospectus. We do not undertake to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SUMMARY

This summary highlights selected information about us. This summary may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the documents which are incorporated by reference into the accompanying prospectus, in their entireties. You should carefully consider the factors set forth under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005, on page S-17 of this prospectus supplement and on page 9 of the accompanying prospectus before making an investment decision to purchase shares of our Series D Preferred Stock. Unless the context otherwise requires, all references to “we,” “us” or the “Company” in this prospectus supplement and the accompanying prospectus refer to Thornburg Mortgage, Inc. and its subsidiaries. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise the over-allotment option described under the caption “Underwriting.” Capitalized terms not otherwise defined on the cover page or in the summary below have the meanings set forth in the Glossary beginning on page S-34.

The Company

We commenced operations in 1993. Our Common Stock is listed on the NYSE under the symbol “TMA” and our Series C Preferred Stock is listed on the NYSE under the symbol “TMA PRC.” As of September 30, 2006, we had a market capitalization of $2.9 billion. We are a single-family residential mortgage lender that originates, acquires and retains investments in ARM Assets, thereby providing capital to the single-family residential housing market. Our ARM Assets consist of Purchased ARM Assets and ARM Loans and are comprised of Traditional ARM Assets and Hybrid ARM Assets. Purchased ARM Assets are MBS that represent interests in pools of ARM loans, which are publicly rated and issued by third parties and may include guarantees or other third-party credit enhancements against losses from loan defaults. ARM Loans are either loans that we have securitized from our own loan origination or acquisition activities, loans that we use as collateral to support the issuance of CDOs or loans pending securitization. Like traditional banking institutions, our income is generated primarily from the net spread or difference between the interest income we earn on our ARM Assets and the cost of our borrowings. Our strategy is to maximize the long-term sustainable difference between the yield on our ARM Assets and the cost of financing these assets, and to maintain that difference through interest rate and credit cycles.

While we are not a bank or savings and loan institution, our business purpose, strategy, method of operation and risk profile are best understood in comparison to such institutions. We finance the purchases and originations of our ARM Assets with equity capital, unsecured debt, CDOs and short-term borrowings such as Reverse Repurchase Agreements, Asset-backed CP, whole loan financing facilities, and other collateralized financings that we may establish in the future. When we borrow short-term or floating-rate funds to finance our Hybrid ARM Assets, we also enter into interest rate hedging transactions, which are intended to fix, or cap, our borrowing costs during the fixed-rate period of the Hybrid ARM assets. We believe we have minimized our exposure to changes in interest rates since the assets we hold are primarily ARM Assets and we generally match the Effective Duration, which is a calculation expressed in months or years that is a measure of the expected price change of financial instruments based on changes in interest rates, of those assets with funding of comparable Effective Duration. We have a policy to operate with an Adjusted Equity-to-Assets Ratio, a non-GAAP measurement, of at least 8%. See “—Capital Utilization and Leverage” below for a calculation of our Adjusted Equity-to-Assets Ratio. Moreover, we focus on acquiring high quality assets to minimize potential credit losses and to ensure our access to financing. Our operating structure has resulted in operating costs well below those of other mortgage originators. Our corporate structure differs from most lending institutions in that we are organized for tax purposes as a REIT, and, therefore, pay substantially all of our earnings in the form of dividends to shareholders.

The 13 members of our management team have an average of 24 years of experience in the fields of mortgage lending, investment advisory and management services, financial services, capital markets, financial reporting and marketing, providing us with significant expertise in the key disciplines required for success in our business. Since our inception, we have grown substantially as a result of consistent earnings and growth in equity capital. Our assets and EPS have grown on a compounded annual basis by 58.9% and 19.4%, respectively, from December 31, 2000 through December 31, 2005. As of September 30, 2006, we had total assets of $52.9 billion, net income of $75.3 million (for the three-month period ended September 30, 2006) and long-term capital of $3.2 billion (including common and preferred equity, Senior Notes and Subordinated Notes, and excluding OCI). We have reported 54 consecutive quarters of positive earnings, every quarter since we commenced operations. We can provide no assurance that these results and trends will be achieved or continue in the future.

We are an externally advised REIT and, as such, we are managed externally by the Manager under the terms of the Management Agreement, subject to the supervision of the Board of Directors.

Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900.

Our internet website address is www.thornburgmortgage.com. The information on our website is not considered part of this prospectus supplement or the accompanying prospectus. We make available free of charge, through our website, under the “Investors—SEC Filings” section, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You may also find our Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee of our Board of Directors at our website under the “Investor Information—Corporate Governance” section. These documents are also available in print free of charge to anyone who requests them by writing to us at the following address: 150 Washington Avenue, Suite 302, Santa Fe, New Mexico, 87501, or by phoning us at 1-888-898-8698.

Authorized Shares of Series D Preferred Stock

We intend to file articles supplementary to our Articles of Incorporation to authorize 5,000,000 shares of Series D Preferred Stock.

Selected Summary Financial Data

The following table sets forth selected summary financial data from our audited consolidated financial statements for each of the three years in the period ended December 31, 2005 and from our unaudited consolidated financial statements for the nine months ended September 30, 2006 and 2005. Our unaudited interim results, in the opinion of management, reflect all adjustments (consisting solely of normal recurring adjustments) which are necessary to present fairly the results for the unaudited interim period. Our unaudited interim results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. You should read the following selected summary financial data in conjunction with the financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006, which are incorporated by reference into the accompanying prospectus.

	As of and for the nine months ended September 30,		As of and for the years ended December 31,
	2006	2005	2005	2004	2003
	(in thousands except per share data)
Income Statement Highlights:
Net interest income	$255,996	$256,143	$344,457	$293,699	$233,953
Net income	217,415	210,026	282,844	232,564	176,504
Earnings per share	1.91	2.11	2.79	2.80	2.71
Dividends declared per common share	2.04	2.04	2.72	2.66	2.49
Average common shares outstanding (diluted)	110,195	97,518	99,187	83,001	65,217
Yield on net interest earning assets (portfolio margin)	0.73%	1.07%	1.01%	1.25%	1.61%
Return on average common equity	12.36%	14.03%	14.04%	15.55%	17.31%
Noninterest expense to average assets	0.20%	0.26%	0.25%	0.32%	0.42%
Yield on ARM Assets	5.08%	4.32%	4.42%	3.95%	4.05%

Balance Sheet Highlights:
ARM Assets	$51,757,194	$38,405,556	$41,484,029	$28,743,061	$18,852,166
Total assets	52,893,913	39,580,536	42,507,741	29,212,402	19,118,799
Total debt (1)	50,213,008	37,148,503	39,605,325	26,416,119	17,774,846
Shareholders’ equity	2,395,567	2,305,424	2,207,086	1,789,184	1,239,104
Book value per common share	20.03	21.09	20.00	19.47	16.75
Common shares outstanding	113,461	104,016	104,775	91,904	73,985

(1)	Includes Reverse Repurchase Agreements, Asset-backed CP, CDOs, whole loan financing facilities, Senior Notes, Subordinated Notes and Hedging Instruments.

Earnings Growth Strategies

Our goal is to acquire or originate ARM Assets for our portfolio using both equity capital and borrowed funds and finance them in such a way so as to achieve earnings and dividend stability as our primary objective, and earnings and dividend growth as our secondary objective. In order to achieve these objectives, we must mitigate key risks inherent in the mortgage portfolio lending business, principally credit risk and interest rate risk, while simultaneously pursuing earnings growth strategies. Our three primary strategies are (i) to increase our more profitable, higher margin mortgage loan origination business; (ii) to raise Common Stock and access alternative sources of long-term capital such as preferred stock and unsecured debt that provide increased earnings to our existing shares of Common Stock and (iii) to grow our assets relative to our existing capital base by pursuing non-recourse funding sources, relying less on Reverse Repurchase Agreements and more on CDOs to finance our balance sheet.

Higher Margin Loan Originations. Our goal remains to increase our loan originations as a percentage of our annual portfolio acquisitions due to the higher margin potential of those assets. Despite continued highly competitive pricing, industry-wide origination decreases and a more aggressive approach to granting credit by other mortgage lenders, our loan originations totaled $1.4 billion in the third quarter, up 10% from the same period last year. We expect our mortgage origination volumes will remain strong going forward based on the $756.2 million of loans in the fallout-adjusted pipeline at September 30, 2006, most of which we expect will close in the fourth quarter of 2006. Our correspondent relationships have increased 52% year-over-year, and we now have approximately 273 correspondent partners across the country.

In the second quarter of 2006, we began originating loans through mortgage brokers, our wholesale channel. We remain confident that as this channel grows, it will become an attractive source of higher yielding loans for us. We also believe our entry into the wholesale business on a fully paperless and internet-based basis will offer improved levels of service within the industry. Leveraging the same strategy that has proven successful with correspondent lenders, including superior service, sensible underwriting and products designed to meet our sophisticated clients’ needs, we anticipate generating similar success over time. As of September 30, 2006, we had 70 brokers approved to do business with us.

We have also expanded our customer retention and referral program—The Thornburg Mortgage Exchange ProgramSM—as the earnings benefit of retaining an existing client is greater than on new origination business. Our core service feature under this program has been the loan modification option, in which our borrowers can change the rate or other terms of their loans with a brief phone call and a small fee. Since 2002, we have modified 3,910 loans representing $2.1 billion. Another feature of The Thornburg Mortgage Exchange ProgramSM is that, on a streamlined basis, our borrowers can cash out equity from their homes. Our growing loan servicing portfolio, or client base, which grew 33% over the year ago period to $11.3 billion, should be a promising source for loan exchanges and new loans in the future. This servicing portfolio now represents 20,109 customers.

As part of our ARM Asset acquisition strategy in the current environment, we also made a decision to acquire and/or originate Pay Option ARMs. Year-to-date, we have acquired or originated $2.3 billion of these ARM loans. Spreads on these assets are wider than on standard Hybrid ARMs, which should enhance profitability going forward notwithstanding anticipated higher delinquencies. We believe our underwriting capabilities and extensive experience with jumbo and super jumbo loans will allow us to prudently acquire these assets at better risk-adjusted returns than are currently available through standard Hybrid ARM acquisitions.

Adfitech Acquisition. On August 21, 2006, we acquired Adfitech, a provider of quality control post-closing audit and document delivery services to the mortgage industry, from a subsidiary of Centex Corporation. Prior to the acquisition, we partnered with Adfitech for three years on an outsourced basis for quality control services, imaging and other selected mortgage-related functions that supported our loan origination business across all loan origination channels—correspondent, wholesale and retail.

In the near term, the acquisition expands our operational platform and gives us increased control over many of the back-office operations needed to grow our loan origination business. Over the longer term, Adfitech will provide us with an entry point into providing pre- and post-funding quality control services to the mortgage industry, giving us the opportunity to develop a new source of non-interest income. Adfitech will continue to operate as a separate business unit as a wholly-owned subsidiary of TMHL and will continue to serve its mortgage lending clients on a business-as-usual basis from its headquarters in Edmond, Oklahoma. The results of Adfitech’s operations have been included in our consolidated financial statements since it was acquired and are not material.

Long-term Capital Growth. We raised $10.5 million of new common equity capital during the third quarter at an average net price of $25.29 per share and $5.4 million of new preferred equity capital at an average net price of $24.20 per share. This new long-term capital will contribute modestly to additional balance sheet and earnings growth in the future, principally through the acquisition and origination of high quality ARM Assets. Going forward, given the tight spread environment on ARM Assets, rate of return opportunities are lower than they have been in previous years, and we may consider utilizing alternative lower cost, long-term capital sources such as preferred stock and unsecured debt to support future earnings and balance sheet growth.

Capital-Efficient CDO Transactions. Since CDOs represent long-term financing and have no margin call risk, they reduce our capital requirements when used to finance our portfolio, providing an additional source of balance sheet and earnings growth. Our financing capital requirement for CDOs is lowered to the capital required to support the financing which, in the aggregate, approximates 2% versus our customary 8% to 10% capital policy requirement for Reverse Repurchase Agreement and Asset-backed CP financing. This more efficient use of capital allows us to invest in additional high quality ARM Assets financed through recourse borrowings. In the third quarter of 2006, we completed CDO transactions totaling $4.4 billion that freed up an estimated $304.6 million of capital, which will allow us to acquire an additional $3.4 billion in ARM Assets.

Use of Excess Capital to Grow Interest Earning Assets. Since the second quarter of 2005, we began utilizing a portion of our excess capital to increase our holdings of interest earning assets. By reducing our Adjusted Equity-to-Assets ratio from an average of 8.96% during the second quarter of 2005 to 8.02% at September 30, 2006, we were able to boost core earnings without compromising our strong liquidity position, as evidenced by our continued strong unencumbered asset position and growing value of Hedging Instruments, which totaled $1.3 billion at September 30, 2006.

Consistent Profitability and Dividend Stability

In addition to our earnings growth strategies, we possess a number of strategic advantages that allow us to generate consistent profitability over time. We strive to maintain our financial performance through varied interest rate cycles by: (i) maintaining our low operating expense structure; (ii) seeking direct funding from a wide array of lenders at attractive borrowing costs; (iii) effectively utilizing our capital; and (iv) applying our unique risk management approach to the management of interest rate and credit risk inherent in the mortgage lending business.

Operating Efficiencies. Our low operating expense structure is variable and generally based on Return on Equity performance. During the third quarter of 2006, our operating expenses as a percent of average assets were 0.17%, compared to 0.22% for the same quarter of 2005. We are able to operate at this low level of operating expenses relative to the size of our portfolio because we do not operate like a traditional mortgage lender or FDIC-insured depository institution. We acquire many of our assets through MBS purchases, originate loans by developing strategic partnerships with correspondent lenders, mortgage brokers, lending partners and other sources, and fund our balance sheet using capital market-sourced funds, as opposed to FDIC insured deposits and FHLB advances. As a result, we generally avoid the high overhead associated with retail branch networks and commissioned loan officers. In addition, we have developed other outsourced strategic partnerships that provide loan fulfillment services on a variable cost basis. A significant component of our cost structure is a performance fee paid to the Manager based on ROE which has declined over the past year, resulting in a comparable decline in operating expense as a percentage of assets. This low, variable-cost model has allowed us to operate profitably with a lower interest rate spread on our portfolio, enabling us to mitigate certain cyclical risks frequently associated with mortgage banking and portfolio lending activities. Our low operating cost structure and REIT tax status have allowed us to reduce investment risk and invest primarily in High Quality ARM Assets. We elect to securitize our acquired and originated ARM loans or invest primarily in AAA- or AA-rated securities, Agency Securities or “A quality” ARM loans. This strategy has resulted in very low credit losses. See additional discussion in the “Exceptional Credit Quality and Securitization” section below. Finally, by employing a portfolio lending strategy and retaining all of our ARM loans rather than employing a mortgage-banking strategy and selling our ARM loan production, we do not depend on gain on sale income, which can fluctuate significantly with loan origination volume and market conditions.

Funding Diversification. We finance our ARM Assets using common and preferred equity capital, unsecured debt, CDOs and short-term borrowings such as Reverse Repurchase Agreements, Asset-backed CP, whole loan financing facilities and other collateralized financings that we may establish in the future. Historically, we have relied principally on Reverse Repurchase Agreements for our funding needs. Since year end 2002, we have been actively working towards diversifying our financing sources. At that time, 91% of our borrowings were provided through Reverse Repurchase Agreements. At September 30, 2006, Reverse Repurchase Agreements accounted for only 44% of our borrowings, while CDOs represented 37% and our Asset-backed CP facility accounted for 17%. We anticipate that CDOs and Asset-backed CP will continue to grow as a percentage of our financing sources in the future.

We frequently borrow at short-term interest rates and often in the form of Reverse Repurchase Agreements using our ARM securities and securitized ARM loans as collateral. We had established lines of credit and collateralized financing agreements with 20 different financial institutions at September 30, 2006. Reverse Repurchase Agreements involve a simultaneous sale of pledged securities to a lender at an agreed-upon price in return for our agreement to repurchase the same securities at a future date (the maturity of the borrowing) at a higher price. The price difference is the cost of borrowing under these agreements. We enter into two types of Reverse Repurchase Agreements: variable rate term Reverse Repurchase Agreements and fixed-rate Reverse Repurchase Agreements. Our variable rate term Reverse Repurchase Agreements are financings with original maturities ranging from four to sixty months. The interest rates on these variable rate term Reverse Repurchase Agreements are generally indexed to the one-month LIBOR rate, and reprice accordingly. The fixed-rate Reverse Repurchase Agreements have original maturities within one month. Generally, upon repayment of each Reverse Repurchase Agreement, we immediately pledge the ARM Assets used to collateralize the financing to secure a new Reverse Repurchase Agreement.

Our Asset-backed CP facility provides us with an alternative way to finance our High Quality ARM Assets portfolio. We issue Asset-backed CP in the form of secured liquidity notes that have been rated P-1 by Moody’s Investors Service, F1+ by Fitch Ratings and A-1+ by Standard and Poor’s to money market investors. The notes can be collateralized by Agency Securities and AAA-rated, adjustable-rate MBS that we have either purchased or created through our loan securitization process. Importantly, we have diversified our funding sources by replacing a portion of our Reverse Repurchase Agreement borrowings with the issuance of Asset-backed CP under terms that are comparable to our existing Reverse Repurchase Agreement funding.

Because we borrow money under Reverse Repurchase Agreements and Asset-backed CP based on the fair value of our ARM Assets, our borrowing ability under these agreements could be limited and lenders could initiate margin calls in the event of interest rate changes or if the value of our ARM Assets declines for other reasons.

We have also financed the origination and purchase of ARM Assets by issuing hedged floating-rate and fixed-rate CDOs in the capital markets. The CDOs are collateralized by ARM loans that are placed in a trust. The trust pays the principal and interest payments on the debt out of the cash flows received on the collateral. This structure enables us to make more efficient use of our capital because the capital requirement to support these financings is less than the amount our policy requires to support the same amount of financings in the Reverse Repurchase Agreement or Asset-backed CP markets. These transactions are a long-term form of financing and are not subject to margin calls or disruptions in the asset-backed financing market.

We have financing facilities, or credit lines, for whole loans. A whole loan is the actual mortgage loan evidenced by a note and secured by a mortgage or deed of trust. We use these financing facilities to finance our acquisition of whole loans while we are accumulating loans for securitization.

As of September 30, 2006, we had issued $305.0 million of 8% senior unsecured notes due 2013, or the “Senior Notes,” as a form of long-term capital. The Senior Notes bear interest at 8.0%, payable each May 15 and November 15, and mature on May 15, 2013. The Senior Notes are unsecured and are redeemable at a declining premium, in whole or in part, beginning on May 15, 2008, and at par beginning on May 15, 2011. The Senior Notes may also be redeemed under limited circumstances on or before May 15, 2006.

As of September 30, 2006, we had also issued $240.0 million of Subordinated Notes as another form of long-term capital. The Subordinated Notes bear interest at a weighted average fixed rate of 7.47% per annum for the first ten years and thereafter at a variable rate equal to three-month LIBOR plus a weighted average rate of 2.53% per annum, payable each January 30, April 30, July 30 and October 30, and mature between October 30, 2035 and April 30, 2036. The Subordinated Notes are unsecured and are redeemable at par, in whole or in part, beginning on October 30, 2010. The Subordinated Notes may also be redeemed at a premium under limited circumstances on or before October 30, 2010.

Capital Utilization and Leverage. Our Board of Directors has approved a policy that limits our capacity to borrow funds to finance ARM Assets based on our long-term capital. We monitor the relationship between our ARM Assets, borrowings and long-term capital using a variety of different measures. However, the primary operating policy that limits our borrowings and leverage is a requirement to maintain our Adjusted Equity-to-Assets Ratio, a non-GAAP measurement, at a minimum of 8%. Broadly speaking, this ratio reflects the relationship between those ARM Assets financed with borrowings that are subject to margin calls and our long-term capital position. See the table below for the calculation of this ratio.

Recourse or marginable debt generally consists of Reverse Repurchase Agreements, Asset-backed CP and whole loan financing facilities. These borrowings are based on the current market value of our ARM Assets, are short-term in nature, mature on a frequent basis (weighted average maturity of 3.6 months as of September 30, 2006), need to be rolled over at each maturity date and are subject to margin calls based on collateral value changes or changes in margin requirements. For these reasons, our policy requires that we maintain significant excess capital and liquidity above the initial margin requirement to meet future margin calls as a result of unexpected changes in margin requirements and collateral value. Our initial margin requirements typically average between 4% and 5% for these borrowings, so our policy requires that we maintain an Adjusted Equity-to-Assets Ratio of at least 8% against the financing of these ARM Assets. The 8% minimum policy requirement provides a capital cushion that we feel confident will be sufficient to allow us to fund future margin requirements that might result from changes in the value of our assets or Hedging Instruments or changes in margin requirements. Historically, this capital cushion has proved to be more than adequate to support our borrowing arrangements through a variety of interest rate and credit cycles.

We use the Adjusted Equity-to-Assets Ratio as a way to ensure that we always have an adequate capital cushion relative to those recourse borrowings subject to margin call. If we did not maintain a sufficient capital cushion to meet initial and ongoing margin requirements, we could be forced to liquidate ARM Assets, potentially at a loss, at a time when our ARM Assets had declined in value or when margin requirements had changed. The potential limitation that may result from the use of the non-GAAP measurement is that, in an economic environment where the market value of the investment portfolio is increasing, the amount of capital that we can invest will be less than the amount then available for investment under a comparable GAAP measurement. Although we acknowledge this limitation, we believe that it is not prudent to factor these market gains into the calculation of leveragable capital because the gains may be short-term in nature. The potential volatility in market prices could result in subsequent reversal of the gains that would require subsequent disposition of ARM Assets in unfavorable market conditions.

As we increase our use of CDOs, the risk of margin calls, changes in margin requirements and potential refinancing risk is reduced because CDOs represent long-term non-recourse financing whose terms are established at the time of the financing and are not subject to change. As a result, the need to maintain a capital cushion comparable to what we maintain on our recourse borrowings is eliminated. For purposes of maintaining an adequate capital cushion, our policy allows us to eliminate all assets (and the associated long-term equity capital) associated with CDOs from our operating capital ratio. Because the CDOs only require approximately 2% of equity capital to support the transactions, versus the minimum 8% policy requirement on our recourse borrowings, we are able to use this freed-up capital to acquire additional ARM Assets. We expect that we will be able to retain and carry an increased amount of assets in the future as a percentage of our equity capital base. Additionally, we eliminate from our Adjusted Equity-to-Assets Ratio any unrealized market value adjustments, recorded as accumulated other comprehensive income (loss), from our equity accounts and we include our Senior Notes and Subordinated Notes as forms of long-term capital as if the notes were equity capital.

The following table presents the calculation of our Adjusted Equity-to-Assets Ratio, a non-GAAP measurement (dollar amounts in thousands):

	September 30, 2006	December 31, 2005
Assets	$52,893,913	$42,507,741
Adjustments:
Net unrealized loss on Purchased ARM Assets	455,653	537,510
Net unrealized gain on Hedging Instruments	(317,969)	(393,583)
ARM Loans Collateralizing CDOs	(18,618,998)	(10,396,961)
Cap Agreements	(117,938)	(54,241)

Adjusted assets	$34,294,661	$32,200,466

Shareholders’ equity	$2,395,567	$2,207,086
Adjustments:
Accumulated other comprehensive loss	261,971	147,517
Equity supporting CDOs:
CDOs	18,286,182	10,254,334
ARM Loans Collateralizing CDOs	(18,618,998)	(10,396,961)
Cap Agreements	(117,938)	(54,241)

	(450,754)	(196,868)

Senior Notes	305,000	305,000
Subordinated Notes	240,000	190,000

Adjusted shareholders’ equity	$2,751,784	$2,652,735

Adjusted Equity-to-Assets Ratio	8.02%	8.24%

GAAP equity-to-assets ratio	4.53%	5.19%

The GAAP equity-to-assets ratio presented in the above table is a calculation that simply divides total GAAP equity by total assets. While the simplest of all equity-to-assets calculations, it is not used by management to manage our balance sheet because it includes factors such as unrealized gains and losses on assets and Hedging Instruments deemed to be less important to the long-term operating nature of our business since our assets are not held for sale and since the unrealized gains and losses are not permanent impairments of our equity or of these assets and Hedging Instruments. If we did use the GAAP measurement as a basis for our leverage limitation and if our Board of Directors-approved policy limited our GAAP equity-to-assets ratio to a minimum of 8%, our total assets would have been reduced to $29.9 billion instead of the $52.9 billion of assets owned as of September 30, 2006. In part, we are able to carry those additional assets by financing a portion of our ARM Assets with CDO financings, which have an initial fixed capital requirement of approximately 2% of the assets financed in this way. The GAAP measurement ignores changes in the level of equity required to support various forms of financing as the mix of our financing of ARM Assets changes between financing subject to margin requirements and CDO financings which are not subject to margin requirements. This is another reason why we do not use the GAAP measurement to make leverage or capital utilization decisions.

Risk Management. There are two primary risks inherent in the mortgage lending business: credit risk and interest rate risk. Our unique approach to risk management is predicated on maintaining exceptional credit quality assets, securitizing our “A quality” ARM loans and matching the duration of our assets and liabilities.

Exceptional Credit Quality and Securitization. One of our strategic focuses is high credit quality assets. We believe this strategy keeps our credit losses and financing costs low. It also creates significant portfolio liquidity and low portfolio price volatility, which gives us access to financing through the credit cycle and contributes to maintaining consistent profitability. As of September 30, 2006, 96.8% of our ARM Asset portfolio was High Quality. Many of our High Quality ARM Assets consist of “A quality” ARM loans that we have purchased or originated and securitized either into ARM pass-through certificates or into CDO financings for our own portfolio. We retain the risk of potential credit losses on all of these loans and had loan loss reserves totaling $12.5 million, or 6 BP, at September 30, 2006. We did not experience any credit losses on our ARM Loans during the third quarter of 2006 and since 1997 have only experienced $174,000 in credit losses on loans we have originated or acquired.

Additionally, our High Quality ARM Assets include Purchased Securitized Loans, which are “A quality” ARM loans originated and securitized by third parties which we have acquired for our portfolio. These assets are Qualifying Interests for purposes of maintaining our exemption from the Investment Company Act because we retain a 100% ownership interest in the underlying loans. Because we purchase all classes of these securitizations, we have the credit exposure on the underlying loans. Prior to the purchase of these securities, our due diligence process allows us to remove loans that do not meet our credit standards based on loan-to-value ratios, borrower’s credit scores, income and asset documentation and other criteria that we believe to be important indications of credit risk. The purchase price of the classes that are less than Investment Grade generally includes a discount for probable credit losses, and based on management’s judgment, the portion of the purchase discount which reflects the estimated unrealized loss on the securities due to credit risk is treated as a non-accretable discount and totaled $15.2 million, or 21 BP, at September 30, 2006.

Loan Delinquencies and Loss Statistics

(dollars in thousands)

	At September 30, 2006	For the years ended December 31,
		2005	2004	2003	2002	2001
Delinquent loan and REO ratio	0.06%	0.08%	0.08%	0.05%	0.10%	0.10%
Industry average delinquent conventional prime ARM loan ratio (1)	0.88%	0.78%	0.56%	0.86%	0.94%	1.06%
Loss reserves/basis adjustments as percent of delinquent loans and REO	97%	96%	121%	236%	366%	418%
Charge-offs	$—	$—	$—	$—	$—	$(115)

(1)	Based on the National Delinquency Surveys published by the Mortgage Bankers Association of America as of June 30, 2006.

Matched Funding Strategy. Interest rate changes affect our short-term borrowing costs, which as a spread lender can pose a risk to our profitability if not responsibly managed. To counter this potential risk, when we purchase or originate Hybrid ARM Assets, we adhere to a matched funding or duration matching strategy which means we use Hybrid ARM Hedging Instruments to fix, or cap, the interest rates on the short-term borrowings and CDOs that finance our Hybrid ARM Assets. We hedge our financing cost such that we maintain a Net Effective Duration of less than one year. The lower the Effective Duration gap, the less impact interest rate changes should have on the market value of our portfolio and therefore on earnings. As of September 30, 2006, we had $45.4 billion of Hybrid ARM Assets and had entered into Swap Agreements with notional balances totaling $37.0 billion and delayed Swap Agreements with notional balances totaling $13.3 billion that become effective between October 2006 and June 2009. These delayed Swap Agreements have been entered into to hedge the financing of existing ARM Assets, the forecasted financing of ARM Assets purchase commitments at

September 30, 2006, and to replace the Swap Agreements as they mature. Additionally, at September 30, 2006, we had Cap Agreements with aggregate net notional balances of $984.9 million. These Cap Agreements receive payments if one-month LIBOR rises above a range of 3.05% to 9.67%, and on average 5.40%. During the quarter ended September 30, 2006, we received payments of $3.6 million related to these Cap Agreements. As of September 30, 2006, we measured the Net Effective Duration applicable to our Hybrid ARM portfolio, related borrowings and Hybrid ARM Hedging Instruments at approximately negative 0.10 years, while the financing and hedging of all of our ARM Assets resulted in a Net Effective Duration of approximately negative 0.06 years.

We continue to employ a duration matching funding strategy as we acquire Hybrid ARM Assets in order to stabilize earnings during periods of rising interest rates. As we acquire ARM Assets, we attempt to “lock-in” a spread that is expected to provide a rate of return at or above our threshold requirement. In order to stabilize the spread over the expected life of our ARM Assets, we use Hedging Instruments in conjunction with our borrowings to approximate the repricing characteristics of our ARM Assets. Given the prepayment uncertainties on our ARM Assets, there is no guaranteed way to “lock-in” a spread between the yield on our ARM Assets and the related borrowing that would produce an acceptable rate of return. However, through active management, we believe we can continue to mitigate a significant amount of net interest income volatility.

Earnings and Dividend Outlook

Our business model is designed to protect our profitability during periods of changing interest rates or yield curves in that we fund our Hybrid ARM portfolio with fixed-rate borrowings and hybrid Hedging Instruments of comparable duration. Because longer-duration funds are usually more expensive, this strategy reduced our net interest income and earnings potential in prior years, but has been a contributor to our relative earnings stability through this current rising interest rate cycle and flattening yield curve environment. Nevertheless, our earnings during the third quarter of 2006 reflected the continued difficult competitive and operating environment, which has continued to put downward pressure on our Portfolio Margin resulting in earnings that were below the level required to maintain the current dividend on our Common Stock. We have seen tighter spreads on ARM assets caused by reduced mortgage loan volume in general and intense competition for the volume that remains. Further, our older Swap Agreements have begun to mature whereas our older Hybrid ARMs are not resetting or prepaying as quickly as we had anticipated because of the current higher interest rate environment. While the Federal Funds rate did not change during the quarter, the yield curve responded by inverting further with short-term rates holding flat and longer-term rates decreasing, which may also impact future ARM origination volume.

Our approach to offsetting these competitive market and balance sheet pressures remains the same—to grow our balance sheet using an array of asset acquisition, financing and capital strategies including employing our strong capital base while still managing interest rate and credit risk. Additionally, approximately $2.6 billion of our Hybrid ARMs have interest rates that will reset over the next year. We believe these factors will improve our earnings over time, but that improvement may not materialize quickly enough to allow us to maintain the current dividend level during 2007. For now, we remain committed to long-term dividend consistency and are confident that the combination of our fourth quarter earnings and undistributed taxable earnings will cover the dividend for the fourth quarter. After the payment of the third quarter dividend, we expect to have in reserve an estimated $0.12 per share of Common Stock of undistributed taxable income.

Recent Developments

On June 16, 2006, the Company’s Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm following the completion of their work for the quarter ending June 30, 2006. On June 16, 2006, the Company’s Audit Committee engaged KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2006. The dismissal of PwC and the engagement of KPMG became effective on August 8, 2006, the date that we filed our quarterly report for the quarter ended June 30, 2006 with the SEC. There were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure prior to such dismissal.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series D Preferred Stock, see “Description of Series D Preferred Stock” in this prospectus supplement.

Issuer	Thornburg Mortgage, Inc.

Series D Preferred Stock offered	4,000,000 shares of Series D Adjusting Rate Cumulative Redeemable Preferred Stock (or 4,600,000 shares if the underwriters’ over-allotment option is exercised in full).

Price per share	$25.00

Liquidation preference

If we liquidate, dissolve or wind up, holders of the Series D Preferred Stock will have the right to receive $25.00 per share, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of payment, before any payments are made to the holders of our Common Stock or to the holders of equity securities the terms of which provide that such equity securities will rank junior to the Series D Preferred Stock. The rights of holders of Series D Preferred Stock to receive their liquidation preference also will be subject to the proportionate rights of our Series C Preferred Stock, as well as any other class or series of our capital stock ranking in parity with the Series D Preferred Stock as to liquidation.

Dividends

To the extent declared by our Board of Directors, dividends will be payable quarterly in arrears on January 15, April 15, July 15 and October 15, or if such day is not a business day, the next succeeding business day. The first dividend on the Series D Preferred Stock issued in this offering is expected to be paid on January 15, 2007 and will be for less than a full quarter. Each share of Series D Preferred Stock issued and outstanding on the record date for the first dividend payment on the Series D Preferred Stock following the initial issuance of shares of Series D Preferred Stock, which is expected to be on November 21, 2006, shall accumulate dividends from the earliest date on which any shares of the Series D Preferred Stock were issued and shall receive the same dividend payment regardless of the date on which such share was actually issued.

Dividends on the Series D Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared by our Board of Directors.

Initial Fixed Rate Period

Holders of the Series D Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors, cumulative cash dividends on the Series D Preferred Stock at the annual rate of $1.96875 per share which is equivalent to a rate of 7.875% of the $25.00 liquidation preference per share until January 15, 2012.

Floating Rate Period

Beginning January 15, 2012, holders of the Series D Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors, cumulative cash dividends on the Series D Preferred Stock at the three-month LIBOR rate plus 268 basis points (2.68%), which will reset quarterly, calculated as of the LIBOR Interest Determination Date, but which may not reset at an annual rate lower than 7.625%.

Further Adjustments

During any period of time that both (i) our Series D Preferred Stock is not listed on the NYSE or the AMEX or quoted on the NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but shares of our Series D Preferred Stock are outstanding, the cumulative cash dividend payable during such period on our Series D Preferred Stock will increase by an annual rate of 1%.

No maturity

The Series D Preferred Stock will have no stated maturity date, and we will not be required to redeem the Series D Preferred Stock. Accordingly, the Series D Preferred Stock will remain outstanding indefinitely, unless we decide to redeem it or it is otherwise cancelled or exchanged.

Special optional redemption

If at any time both (i) our Series D Preferred Stock is not listed on the NYSE or the AMEX or quoted on the NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, we will have the option to redeem our Series D Preferred Stock, in whole but not in part, within 90 days after the date upon which our Series D Preferred Stock ceases to be listed and we cease to be subject to such reporting requirements, for cash at $25.00 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the redemption date.

Optional redemption

We will not be able to redeem the Series D Preferred Stock prior to November 21, 2011, except as described above and in limited circumstances to enforce the limitations on ownership necessary to preserve our tax qualification as a REIT as described in this prospectus supplement and the accompanying prospectus. On or after November 21, 2011, we will be able, at our option, to redeem the Series D Preferred Stock, in whole or in part, at any time and from time to time, for cash at a price of $25.00 per share, plus accumulated and unpaid dividends (whether or not declared), if any, to the date of redemption. Any partial redemption generally will be on a pro rata basis. We will not be required to set aside funds to redeem the Series D Preferred Stock.

No conversion	The Series D Preferred Stock will not be convertible into any of our property or other securities.

Form	The Series D Preferred Stock will be maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

Ranking	The Series D Preferred Stock, with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, will rank:

(i) senior to our Common Stock and our Series B Preferred Stock;

(ii) prior or senior to any other class of equity securities the terms of which provide that such equity securities will rank junior to the Series D Preferred Stock;

(iii) junior to any other equity securities the terms of which provide that such equity securities will rank senior to the Series D Preferred Stock, and to all of our existing and future debt, including, prior to conversion of such debt, any debt convertible into our equity securities; and

(iv) on a parity with our Series C Preferred Stock and any other equity securities issued by us other than those referred to above.

Limited voting rights

Holders of Series D Preferred Stock will generally have no voting rights. However, if we are in arrears on dividends on the Series D Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of the Series D Preferred Stock (voting together as a class with all other classes or series of our equity securities ranking in parity upon which like voting rights have been conferred or are exercisable) will be entitled to vote to elect two additional directors to serve on our Board of Directors, until all dividends accumulated for all past dividend periods with respect to the Series D Preferred Stock have been paid or declared and a sum sufficient for the payment of such dividends set aside for payment. In addition, we will not be permitted under the terms of the Series D Preferred Stock to create a class or series of capital stock ranking senior to the Series D Preferred Stock, and we may not make certain material adverse changes to the terms of the Series D Preferred Stock, in each case without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock. See “Description of Series D Preferred Stock—Voting Rights” in this prospectus supplement.

Information rights

During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of our Series D Preferred Stock are outstanding, we will (i) transmit by mail to all holders of our Series D Preferred Stock, as their names and addresses appear in our record books, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those sections (other than any exhibits that would have been required) and (ii) promptly upon written request, make available copies of such reports to any prospective holder of our Series D Preferred Stock. We will mail the reports to the holders of our Series D Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Absence of a trading market

The Series D Preferred Stock is a new issue of securities with no established trading market. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the Series D Preferred Stock.

Listing

We have filed an application to list the Series D Preferred Stock on the NYSE under the symbol “TMA PRD.” We expect that trading of the Series D Preferred Stock, if any, will commence within 30 days after the initial delivery of the Series D Preferred Stock or as soon as practicable thereafter.

Restrictions on ownership

In order to ensure that we continue to qualify as a REIT for federal income tax purposes, we must meet certain requirements concerning the ownership of our outstanding shares of capital stock. Specifically, our charter provides that, subject to certain limited exceptions, no person shall directly or indirectly own more than 9.8% of the outstanding shares of our capital stock. The articles supplementary creating the Series D Preferred Stock will provide that the limitation noted in the preceding sentence shall be applied to the Series D Preferred Stock separately. See “Description of Series D Preferred Stock—Restrictions on Ownership” in this prospectus supplement and “Description of Equity Securities—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Use of proceeds

We intend to use the net proceeds of the offering, which are estimated to be $96.2 million, assuming no exercise of the underwriters’ over-allotment option, for financing the acquisition or origination of additional ARM assets and for working capital, which may include the repayment of maturing Reverse Repurchase Agreements and Asset-backed CP. Net proceeds are what we expect to receive after paying underwriting discounts and estimated offering expenses. See “Use of Proceeds” in this prospectus supplement for more information.

Settlement date	We expect that the shares of Series D Preferred Stock to be issued in this offering will be ready for delivery to purchasers on or about November 21, 2006.

Risk factors

Investing in our Series D Preferred Stock involves a number of risks, some of which are described under “Risk Factors” beginning on page S-17 of this prospectus supplement and page 9 of the accompanying prospectus.

For additional information regarding the terms of the Series D Preferred Stock, see “Description of Series D Preferred Stock” beginning on page S-21 of this prospectus supplement.

RISK FACTORS

This section describes some, but not all, of the risks of acquiring shares of Series D Preferred Stock in this offering. You should carefully consider these risks and the risks described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005 and beginning on page 9 of the accompanying prospectus, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before acquiring shares of Series D Preferred Stock. In connection with the forward-looking statements that appear in this prospectus supplement and the accompanying prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Statements.”

The Series D Preferred Stock is a new issue, does not have an established trading market and such a market may not develop, which may negatively affect the trading price of the Series D Preferred Stock and your ability to transfer or sell your shares.

The shares of Series D Preferred Stock are a new issue of securities with no established trading market and no stated maturity date. We have filed an application to list the Series D Preferred Stock on the NYSE under the symbol “TMA PRD.” We expect that trading of the Series D Preferred Stock will commence, if at all, within 30 days after the initial delivery of the Series D Preferred Stock. However, an active trading market for the shares on the NYSE may not develop or, even if it develops, may not be sustained, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares could be limited.

Numerous factors may affect the trading price of the Series D Preferred Stock.

The shares of Series D Preferred Stock may trade at prices higher or lower than their initial offering price. The trading price of our Series D Preferred Stock may depend on many factors, including:

•	the market price of our Common Stock;

•	any changes in prevailing interest rates;

•	the market for similar securities;

•	additional issuances by us of other series or classes of preferred stock or debt;

•	general economic conditions or conditions in the financial or real estate markets; and

•	our financial condition, performance and prospects.

Investors in our Series D Preferred Stock may experience losses and volatility, and we may reduce or delay payment of our dividends in a variety of circumstances.

Our earnings, cash flow, book value and dividends may fluctuate. Although we seek to pay a regular dividend on the Series D Preferred Stock at a specified rate, we may reduce, cancel or delay our dividend payments in the future for a variety of reasons. We may not provide public warnings of such dividend reductions, cancellations or payment delays prior to their occurrence. Fluctuations in our current and prospective earnings, cash flow and dividends, the market for similar securities, as well as many other factors such as perceptions, economic conditions and stock market conditions, can affect the price of our Series D Preferred Stock. For example, higher market interest rates could cause the market price of our Series D Preferred Stock to decline. Investors may experience volatile returns and material losses.

The Series D Preferred Stock is subordinated to our existing and future debt and there is no restriction on the issuance of parity preferred securities.

As of September 30, 2006, our total indebtedness was approximately $50.2 billion. We expect to incur additional debt in the future to finance the acquisition of additional assets. Payment of amounts due on our

Series D Preferred Stock will be subordinated to all of our existing and future debt. We may issue additional preferred stock in the future which is on a parity with (or, upon the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series D Preferred Stock, Series C Preferred Stock and each other class or series of preferred stock ranking on a parity with the Series D Preferred Stock which is entitled to similar voting rights, voting as a single class, senior to) the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. Any of these factors may affect the trading price of the Series D Preferred Stock.

The Series D Preferred Stock has not been rated.

It is possible that our Series D Preferred Stock will be rated by one or more rating agencies. We cannot assure you that any such ratings would not adversely affect the market price of the Series D Preferred Stock. Such ratings would only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if, in its judgment, circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our Series D Preferred Stock.

Our future offerings of preferred equity securities may adversely affect the value of our Series D Preferred Stock.

We may issue additional shares of Series D Preferred Stock and/or shares of another class or series of preferred stock. The issuance of additional preferred stock on parity with or senior to the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up could have the effect of diluting the amounts we may have available for distribution to holders of the Series D Preferred Stock. None of the provisions relating to the Series D Preferred Stock affords the holders of the Series D Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Series D Preferred Stock.

USE OF PROCEEDS

We expect to receive approximately $96.2 million in net proceeds from the sale of shares of our Series D Preferred Stock in this offering, or approximately $110.7 million if the underwriters’ over-allotment option is exercised in full, after payment of our expenses related to this offering and underwriting discounts and commissions.

We intend to use the net proceeds of this offering for financing the acquisition or origination of additional ARM assets and for working capital, which may include the repayment of maturing Reverse Repurchase Agreements and Asset-backed CP.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods shown:

	For the nine months ended September 30, 2006	For the years ended December 31,
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	1.14x	1.24x	1.37x	1.50x	1.49x	1.29x
Ratio of earnings to combined fixed charges and preferred stock dividends	1.14x	1.24x	1.37x	1.48x	1.45x	1.25x

The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends. For these purposes, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense, including the amortization of capitalized issuance costs relating to indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006 and as adjusted to give effect to the sale of 4,000,000 shares of our Series D Preferred Stock at an assumed offering price of $25.00 and the application of the net proceeds of this offering as described under the caption “Use of Proceeds.”

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006, which are incorporated by reference into the accompanying prospectus.

	September 30, 2006
	Actual	As Adjusted (1)
	(dollars in thousands, except per share data)
Shareholders’ equity:
Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share; no shares authorized on an actual basis and 5,000,000 shares authorized on an as adjusted basis; no shares issued and outstanding on an actual basis and 4,000,000 shares issued and outstanding on an as adjusted basis	$—	$96,200
8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share; 7,230,000 shares authorized; 5,115,000 shares issued and outstanding on an actual basis and as adjusted basis (2)	123,396	123,396
Series B Cumulative Preferred Stock, par value $0.01 per share; 22,000 shares authorized; no shares issued and outstanding on an actual and as adjusted basis	—	—
Common Stock, par value $0.01 per share; 492,748,000 shares authorized on an actual basis and 487,748,000 shares authorized on an as adjusted basis; 113,461,000 shares issued and outstanding on an actual and as adjusted basis (2)	1,134	1,134
Additional paid-in capital	2,469,404	2,469,404
Accumulated other comprehensive loss	(261,971)	(261,971)
Retained earnings	63,604	63,604

Total shareholders’ equity	2,395,567	2,491,767

Total capitalization	$2,395,567	$2,491,767

(1)	After deducting estimated underwriting discounts of 3.15% per share and estimated offering expenses payable by us in this offering. Assumes (i) no exercise of the underwriters’ over-allotment option to purchase up to an additional 600,000 shares of our Series D Preferred Stock; (ii) net proceeds per share, after deducting underwriting discounts and commissions, of $24.2125 with respect to the shares offered in this offering; and (iii) approximate aggregate offering expenses of $650,000.
(2)	The share information excludes (i) 40,652 shares of our Common Stock issued after September 30, 2006 pursuant to our DRSPP and (ii) 203,900 shares of our Series C Preferred Stock issued after September 30, 2006 pursuant to our Controlled Equity Offering Sales Agreement, dated July 22, 2005, with another underwriter.

DESCRIPTION OF SERIES D PREFERRED STOCK

The following summary of the terms and provisions of the Series D Preferred Stock does not purport to be complete and is qualified in its entirety by reference to our charter and the articles supplementary establishing the Series D Preferred Stock, each of which is or will be incorporated by reference in this prospectus supplement and the accompanying prospectus. This description of the particular terms of the Series D Preferred Stock supplements and, to the extent inconsistent therewith, supersedes the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus. If the description of the Series D Preferred Stock in this prospectus supplement differs from the general description of our preferred stock in the accompanying prospectus, you should rely on the information in this prospectus supplement.

General

We are authorized to issue up to 500,000,000 shares of capital stock from time to time, in one or more series or classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our Board of Directors may determine prior to issuance thereof by adoption of articles supplementary to our charter without any further vote or action by our shareholders. Our Board of Directors has adopted articles supplementary to our Articles of Incorporation establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of our preferred stock classified as Series D Adjusting Rate Cumulative Redeemable Preferred Stock. Our Board of Directors has authorized 5,000,000 shares of Series D Preferred Stock. We will file articles supplementary authorizing 5,000,000 shares of Series D Preferred Stock. This offering relates to 4,000,000 shares of Series D Preferred Stock.

Ranking

Our Series D Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our Company, will rank senior to our Common Stock and Series B Preferred Stock and will rank (i) prior or senior to any other class or series of equity securities, if the holders of Series D Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series; (ii) on a parity with our Series C Preferred Stock and any other class or series of our equity securities if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the Series D Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other; (iii) junior to any other class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series D Preferred Stock; and (iv) junior to all of our existing and future indebtedness. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series D Preferred Stock prior to conversion.

Dividends

Fixed Rate Period. Holders of Series D Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors and declared by us, out of funds legally available for payment, cash dividends at the annual rate of $1.96875 per share which is equivalent to a rate of 7.875% of the $25.00 liquidation preference per share until January 15, 2012. Such dividends shall accrue on a daily basis on a 360-day year, consisting of twelve 30-day months. Any dividend payable on the Series D Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year.

Floating Rate Period. Beginning January 15, 2012, holders of Series D Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors and declared by us, out of funds legally available for payment, cash dividends at the Three-Month LIBOR Rate plus 268 basis points (2.68%), which will reset quarterly, calculated as of the LIBOR Interest Determination Date, but which may not reset at an annual rate lower than 7.625%. Such dividends shall accrue on a daily basis on a 360-day year, calculated by the actual number of days elapsed over the quarterly dividend period, except for quarters for which the cash dividend resets to an annual rate of 7.625%, in which case, such dividends will accrue on a daily basis on a 360-day year, consisting of twelve 30-day months (including the first day of the dividend period, and excluding the last day). Any dividend payable on the Series D Preferred Stock for any partial dividend period will be computed on the basis of the actual number of days of dividends accrued and a 360-day year, except for quarters for which the cash dividend resets to an annual rate of 7.625%, in which case, such dividends will accrue on a daily basis on a 360-day year, consisting of twelve 30-day months.

Further Adjustments. During any period of time that both (i) our Series D Preferred Stock is not listed on the NYSE or the AMEX or quoted on the NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but shares of our Series D Preferred Stock are outstanding, the cumulative cash dividend payable during such period on our Series D Preferred Stock will increase by an annual rate of 1%.

General. Dividends shall be cumulative from (and including) November 21, 2006 for shares issued in this offering, whether or not in any dividend period or periods (i) such dividends shall be declared; (ii) there shall be funds legally available for the payment of such dividends; or (iii) any agreement exists that prohibits our payment of such dividends. Such dividends shall be payable quarterly on January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) (the “LIBOR Rate Reset Date”). The first dividend payment date in respect of the Series D Preferred Stock offered by this prospectus supplement and the accompanying prospectus will be January 15, 2007 and will be for less than a full quarter. Dividends will be payable in arrears to holders of record as they appear on our records at the close of business on the first day of each of January, April, July and October, as the case may be, immediately preceding the applicable dividend payment date. Holders of Series D Preferred Stock will not be entitled to receive any dividends in excess of cumulative dividends on the Series D Preferred Stock. No interest will be paid in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

When dividends are not paid in full upon the Series D Preferred Stock, the Series C Preferred Stock or any other class or series of parity stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series D Preferred Stock, the Series C Preferred Stock and any other class or series of parity stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series D Preferred Stock and accumulated, accrued and unpaid on such parity stock. Except as set forth in the preceding sentence, unless dividends on the Series D Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment by us with respect to any class or series of parity stock. Unless full cumulative dividends on the Series D Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in shares junior in rank to the Series D Preferred Stock or options, warrants or rights to subscribe for or purchase such junior stock) shall be declared or paid or set apart for payment by us with respect to any junior stock, nor shall any junior stock or parity stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any junior stock or parity stock (except by conversion or exchange for junior stock, or options, warrants or rights to subscribe for or purchase junior stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of junior stock or parity stock. Notwithstanding the foregoing, we shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any parity stock or (ii) redeeming, purchasing or otherwise acquiring any stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

No dividends on Series D Preferred Stock shall be authorized by our Board of Directors or declared or paid or set apart for payment at such time as the terms and provisions of any agreement, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion of the dividends (as determined under the Code) paid or made available for the year to holders of all classes of capital stock, then the portion of the capital gains amount that shall be allocable to the holders of Series D Preferred Stock shall be the amount that the total dividends (as determined under the Code) paid or made available to the holders of the Series D Preferred Stock for the year bears to the total dividends. We may elect to retain and pay income tax on our net long-term capital gains. In such a case, the holders of Series D Preferred Stock would include in income an appropriate share of our undistributed long-term capital gains, as designated by us.

In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of our company), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the liquidation preference of the Series D Preferred Stock (as discussed below) will not be added to our total liabilities.

Determining the Floating Rate

The “Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions:

(1) On the LIBOR Interest Determination Date, the Calculation Agent will determine the Three-Month LIBOR Rate which will be the rate for deposits in U.S. dollars having a three-month maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2) If no rate appears on Telerate Page 3750 on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, before any payment or distribution shall be made to or set apart for the holders of any junior stock, the holders of Series D Preferred Stock shall be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series D Preferred Stock have been paid the liquidation preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of junior stock upon the liquidation, dissolution or winding up of our company. If upon any liquidation, dissolution or winding up of our Company, our assets, or proceeds thereof, distributable among the holders of Series D Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on the Series C Preferred Stock and any other shares of any class or series of parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Stock, Series C Preferred Stock and any such other parity stock ratably in the same proportion as the respective amounts that would be payable on such Series D Preferred Stock, Series C Preferred Stock and any such other parity stock if all amounts payable thereon were paid in full. Our voluntary or involuntary liquidation, dissolution or winding up shall not include our consolidation or merger with or into one or more entities, a sale or transfer of all or substantially all of our assets or a statutory stock exchange.

Upon any liquidation, dissolution or winding up of our Company, after payment shall have been made in full to the holders of Series D Preferred Stock, Series C Preferred Stock and any other parity stock, any other series or class or classes of junior stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock, Series C Preferred Stock and any other parity stock shall not be entitled to share therein.

Special Optional Redemption

If at any time both (i) our Series D Preferred Stock ceases to be listed on the NYSE or the AMEX or quoted on the NASDAQ and (ii) we are not subject to the reporting requirements of the Exchange Act, but shares of our Series D Preferred Stock are outstanding, we will have the option to redeem our Series D Preferred Stock, in whole but not in part, within 90 days after the date upon which our Series D Preferred Stock ceases to be listed and we cease to be subject to such reporting requirements, for cash at a redemption price of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends to and including the date fixed for redemption. See “—Redemption” below for a description of the notice requirements applicable to such redemptions.

Redemption

Other than as set forth above in “—Special Optional Redemption,” we cannot redeem the Series D Preferred Stock prior to November 21, 2011, except in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in “Description of Equity Securities—Restrictions on Ownership and Transfer” in the accompanying prospectus. On and after November 21, 2011, we may redeem any Series D Preferred Stock, in whole or from time to time in part, at a cash redemption price of $25.00 per share plus all accumulated, accrued and unpaid dividends to and including the date fixed for redemption. The redemption date shall be selected by us and shall not be less than 30 days nor more than 60 days after the date we send notice of redemption. If full cumulative dividends on all outstanding shares of Series D Preferred Stock have not been paid or declared and set apart for payment, no Series D Preferred Stock may be redeemed unless all outstanding Series D Preferred Stock are simultaneously redeemed; provided, however, that we shall not be prevented from purchasing Series D Preferred Stock pursuant to our charter or otherwise in order to ensure that we remain qualified as a REIT under the Code. Additionally, unless full cumulative dividends on all outstanding shares of Series D Preferred Stock have been paid or declared or set apart for payment for all past dividend periods, we may not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any shares of Series D Preferred Stock or any other class of parity stock or junior stock (except by conversion into or exchange for junior stock); provided, however, that we shall not be prevented from purchasing any Series D Preferred Stock pursuant to our charter or otherwise in order to ensure that we remain qualified as a REIT under the Code.

Notice of redemption of the Series D Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on our stock records. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of the exchange upon which the Series D Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed; and (iv) the place or places where certificates for such shares of Series D Preferred Stock are to be surrendered for cash. Any such redemption may be made conditional on such factors as may be determined by our Board of Directors and as set forth in the notice of redemption. From and after the redemption date, dividends on the Series D Preferred Stock to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except the right to receive the cash payable upon such redemption).

The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under “Description of Equity Securities—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Subject to applicable law and the limitation on purchases when dividends on the Series D Preferred Stock are in arrears, we may, at any time and from time to time, purchase Series D Preferred Stock in the open market, by tender or by private agreement.

Any shares of Series D Preferred Stock redeemed, purchased or otherwise acquired by us in any manner whatsoever shall become our authorized but unissued and unclassified capital stock and may be reissued or reclassified by us in accordance with the applicable provisions of our charter.

Voting Rights

Holders of the Series D Preferred Stock will not have any voting rights, except as set forth below.

If and whenever dividends on any shares of Series D Preferred Stock or any series or class of parity stock shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting our Board of Directors shall be increased by two and the holders of such Series D Preferred Stock (voting together as a single class with all other parity stock of any other class or series which is entitled to similar voting rights) will be entitled to vote for the election of the two additional directors at any annual meeting of shareholders or at a special meeting of the holders of the Series D Preferred Stock and of any other voting preferred stock called for that purpose. We must call such special meeting upon the request of the holders of record of 20% or more of the Series D Preferred Stock. Whenever dividends in arrears on outstanding Series D Preferred Stock and any other voting preferred stock shall have been paid in full or declared by us and set aside for payment in full, then the right of the holders of the Series D Preferred Stock to elect such additional two directors shall cease and the terms of office of such directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series D Preferred Stock, voting separately as a class, in addition to any other vote required by our charter or Maryland law, will be required to: (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of stock ranking senior to the Series D Preferred Stock or any security convertible into shares of any class of such senior stock or (ii) amend, alter or repeal any provision of, or add any provision to, our charter, including the articles supplementary establishing the Series D Preferred Stock, if such action would materially adversely affect the powers, rights or preferences of the holders of the Series D Preferred Stock. An amendment of our charter to authorize, create, or increase the authorized amount of junior stock or any shares of any class of parity stock, including additional Series D Preferred Stock, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series D Preferred Stock. No such vote of the holders of Series D Preferred Stock as described above shall be required if provision is made to redeem all Series D Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.

With respect to the exercise of the above described voting rights, each share of Series D Preferred Stock shall have one vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Series D Preferred Stock as a single class, then the Series D Preferred Stock and such other class or series shall have one vote per $25.00 of liquidation preference.

Conversion

The Series D Preferred Stock is not convertible into or exchangeable for any of our other securities or property.

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of our Series D Preferred Stock are outstanding, we will (i) transmit by mail to all holders of our Series D Preferred Stock, as their names and addresses appear in our record books, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those sections (other than any exhibits that would have been required) and (ii) promptly upon written request, make available copies of such reports to any prospective holder of our Series D Preferred Stock. We will mail the reports to the holders of our Series D Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Transfer and Dividend Paying Agent

American Stock Transfer & Trust Company will act as the transfer and dividend payment agent and registrar in respect of the Series D Preferred Stock.

Restrictions on Ownership

For us to maintain our qualification as a REIT under the Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Also, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To ensure that we will comply with those share ownership rules, our charter contains provisions that restrict the ownership and transfer of our shares of capital stock. With certain limited exceptions, our charter prohibits direct or indirect ownership by any person of more than 9.8% of the outstanding shares of our capital stock and our articles supplementary creating the Series D Preferred Stock will prohibit direct or indirect ownership by any person of more than 9.8% of the outstanding shares of Series D Preferred Stock. See “Description of Equity Securities—Restrictions on Ownership and Transfer” in the accompanying prospectus for additional discussion.

MANAGER

Pursuant to the Management Agreement, the Manager, subject to the supervision of our Board of Directors, is responsible for the management of our day-to-day operations. Subject to the limitations set forth below, we pay all our operating expenses except those that the Manager is specifically required to pay under the Management Agreement. The operating expenses that the Manager is required to pay include the compensation of personnel who are performing management services for the Manager and the cost of office space, equipment and other overhead-related expenses required in connection with those personnel providing management services for the Manager. The expenses that we are required to pay include costs incident to the acquisition, disposition, securitization and financing of mortgage loans, the compensation and expenses of operating personnel, marketing expenses, regular legal and auditing fees and expenses, the fees and expenses of our directors, the costs of printing and mailing proxies and reports to shareholders, the fees and expenses of our Agent and the reimbursement of any obligation of the Manager for any New Mexico gross receipts tax liability. The Management Agreement, which has a 10-year term, will expire in July 2014.

We pay the Manager an annual base management fee based on Average Historical Equity, adjusted for liabilities that are not incurred to finance assets, monthly in arrears. The base management fee formula provides that the Manager earns 1.36% on the first $300 million of Average Historical Equity, plus 1.00% on Average Historical Equity above $300 million but less than $1.5 billion. The fee earned on Average Historical Equity over $1.5 billion is limited to 0.88% with the fee decreasing an additional 0.05% for each additional $0.5 billion in Average Historical Equity thereafter until reaching a fee of 0.72% on any Average Historical Equity greater than $3.0 billion. The formula to calculate the base management fee is subject to an annual adjustment for changes in the Consumer Price Index. The Manager is also entitled to earn performance-based incentive compensation for each quarter in an amount equal to 20% of our annualized net income before performance-based incentive compensation, above an annualized Return on Equity equal to the average Ten Year U.S. Treasury Rate during that quarter plus 1%. Once the Manager has earned a performance fee of $30 million, the performance fee percentage of 20% is reduced by 1% for each additional $5 million earned in performance fees until reaching a performance fee percentage of 15% for any amount greater than $50 million. For purposes of the performance-based incentive compensation calculation, equity is generally defined as proceeds from issuance of Common Stock, before underwriters’ discounts and other costs of issuance, plus retained earnings. We believe that this organizational structure and compensation arrangement benefits our shareholders because it ties management compensation to Return on Equity and, in periods of low earnings, the Manager’s compensation is reduced, thereby lowering our operating expenses. For the quarter ended September 30, 2006, the Manager earned $6.4 million in base management fees and $8.7 million in performance-based incentive compensation, in accordance with the terms of the Management Agreement.

COMPLIANCE WITH REIT REQUIREMENTS AND INVESTMENT COMPANY ACT

We constantly monitor our portfolio of ARM assets and the income from such portfolio and from our hedging transactions, so as to ensure that at all times we maintain our qualification as a REIT and our exempt status under the Investment Company Act.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

This section supplements the discussion under the caption “Federal Income Tax Considerations” in the accompanying prospectus which is relevant to all investors in our securities. In connection with this offering, Heller Ehrman LLP, our counsel, is issuing an opinion that commencing with our taxable year ended December 31, 1993, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2006 and in the future. You should be aware that Heller Ehrman LLP’s opinion with respect to taxable years beginning prior to January 1, 2005, is based on the opinions of our prior counsel, Dechert LLP and Falk, Shaff & Ziebell, LLP. Heller Ehrman LLP’s opinion is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Service or any court. The following discussion describes additional U.S. federal income tax considerations relating to the ownership of our Series D Preferred Stock. Because the discussions in this prospectus supplement and the accompanying prospectus are summaries intended to address only U.S. federal income tax consequences generally relevant to all owners of our securities, they may not contain all the information that may be important to prospective investors.

We urge prospective investors to consult their own tax advisors regarding the specific tax consequences to them of the acquisition, ownership and disposition of our securities and of our election to be taxed as a REIT. Specifically, prospective investors should consult their own tax advisors regarding the U.S. federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.

Dividends

As long as we qualify to be taxed as a REIT, distributions made to our shareholders out of current or accumulated earnings and profits will be treated as dividends under the Code and thus taxed to them as ordinary income, except that distributions of net capital gains designated by us as capital gain dividends will be taxed to them as long-term capital gain. To the extent that distributions exceed current and accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the shareholder’s stock with respect to which the distributions are paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that stock. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock and then to our Common Stock. Therefore, depending on our earnings and profits, distributions with respect to the Series D Preferred Stock (as compared to distributions with respect to our Common Stock) are more likely to be treated as dividends than as return of capital or a distribution in excess of basis.

Dividends paid by regular C corporations to shareholders other than corporations are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15% (through 2010), subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on our Series D Preferred Stock, other than those designated as capital gains dividends, generally will continue to be taxed at regular ordinary income tax rates, except to the extent that we elect to designate a portion of such dividends as “qualified dividend income.” The portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that such shareholder has held the Series D Preferred Stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the Series D Preferred Stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations that are subject to U.S. federal income tax; and

(b) the excess of (i) the sum of any “undistributed” REIT taxable income recognized during the immediately preceding year and any income recognized during such year attributable to the sale of a built-in gain asset that was acquired in a carryover basis transaction from a non-REIT C corporation over (ii) the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income and such built-in gain.

An investor should be aware that the purchase price of Series D Preferred Stock purchased in this offering may reflect the value of any accrued dividends on the Series D Preferred Stock. Investors purchasing Series D Preferred Stock during a dividend period will receive a subsequent dividend distribution which will be taxable to them even though it represents in part a return of invested capital.

Capital Gain Dividends

If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to the holders of our capital stock, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of the Series D Preferred Stock will be the amount so designated multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of the Series D Preferred Stock for the year and the denominator of which will be the total dividends paid to the holders of shares of all classes of our stock for the year. The remainder will be allocated to the holders of our Series C Preferred Stock and our Common Stock.

Redemption of Series D Preferred Stock

We may redeem the Series D Preferred Stock at our option, in whole or from time to time in part, beginning on November 21, 2011 for cash at $25.00 per share plus any accrued and unpaid dividends through the date of redemption. A redemption of Series D Preferred Stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the holder (which will not be the case if only Series D Preferred Stock is redeemed, since the shares of Series D Preferred Stock generally do not have voting rights), (ii) results in a “complete termination” of the holder’s equity interest in our Company, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of our Common Stock and preferred stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our Common Stock and preferred stock actually owned by the holder, must generally be taken into account. If a holder of Series D Preferred Stock owns (actually and constructively) no shares of our outstanding Common Stock or an insubstantial percentage thereof, a redemption of shares of Series D Preferred Stock of that holder is likely to qualify for sale or exchange treatment because the redemption would be “not essentially equivalent to a dividend.” However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series D Preferred Stock depends upon the facts and circumstances at the time the determination must be made, prospective holders of Series D Preferred Stock are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of Series D Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as a taxable sale or exchange by that holder. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the holder’s adjusted tax basis in the shares of Series D Preferred Stock. Such gain or loss will be capital gain or loss if the shares of Series D Preferred Stock were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year.

If a redemption of Series D Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder’s adjusted tax basis in the redeemed shares of Series D Preferred Stock will be transferred to the holder’s remaining shares of our stock. If the holder owns no other shares of our stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. Previously proposed Treasury Regulations would have, if adopted, altered the method for recovering your adjusted tax basis in any shares redeemed in a dividend-equivalent redemption. In April 2006, the Service and the U.S. Treasury Department withdrew the proposed regulations, but announced that they were continuing to study the proper treatment of basis in redemption transactions treated as dividend distributions. It is possible that they will propose other rules changing the treatment of redemptions in the future.

Partnerships

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our Series D Preferred Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If any prospective investor is a partner of a partnership holding shares of our Series D Preferred Stock, such prospective investor should consult their tax advisor regarding the tax consequences of the ownership and disposition of our Series D Preferred Stock.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our securities.

UNDERWRITING

We and the underwriters for this offering named below have entered into an underwriting agreement concerning the Series D Preferred Stock being offered by this prospectus supplement and the accompanying prospectus. The underwriters’ obligations are several and not joint, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of Series D Preferred Stock set forth opposite its name below.

Underwriters	Number of Shares
Stifel, Nicolaus & Company, Incorporated	1,080,000
Bear, Stearns & Co. Inc.	800,000
Lehman Brothers Inc.	800,000
RBC Dain Rauscher Inc.	560,000
Friedman, Billings, Ramsey & Co., Inc.	440,000
Ryan Beck & Co.	320,000

Total	4,000,000

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the shares of Series D Preferred Stock being offered if any shares are purchased, other than those shares covered by the over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional 600,000 shares of Series D Preferred Stock to be sold in this offering at the public offering price, less the underwriting discounts and commissions described on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any. This option may be exercised, in whole or in part, at any time within the 30-day period after the date of this prospectus supplement. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, to purchase the additional shares of Series D Preferred Stock in proportion to their respective commitments as indicated in the table above.

The following table provides information regarding the per share and total underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 600,000 shares of Series D Preferred Stock.

		Total
	Per Share	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions payable by us	$0.7875	$3,150,000	$3,622,500

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $650,000.

The underwriters propose to offer the Series D Preferred Stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession not to exceed $0.50 per share. The underwriters may allow, and such selected dealers may reallow, a concession not to exceed $0.40 per share. The Series D Preferred Stock will be available for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for purchase of the shares in whole or in part. After the commencement of this offering, the underwriters may change the public offering price and other selling terms.

We have agreed in the underwriting agreement to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

The underwriters have advised us that they intend to make a market in the Series D Preferred Stock. However, the underwriters are not obligated to make a market in the Series D Preferred Stock and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series D Preferred Stock.

In order to facilitate this offering of Series D Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Series D Preferred Stock in accordance with Regulation M under the Exchange Act.

The underwriters may over-allot the Series D Preferred Stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in this offering. A short position may involve either “covered” short sales or “naked” short sales. Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional Series D Preferred Stock as described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares from us through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be a downward pressure on the price of the shares of Series D Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Accordingly, to cover these short sales positions or to stabilize the market price of the Series D Preferred Stock, underwriters may bid for, and purchase, shares of Series D Preferred Stock in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to another underwriter or dealer. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of the Series D Preferred Stock may have the effect of raising or maintaining the market price of the Series D Preferred Stock or preventing or mitigating a decline in the market price of the Series D Preferred Stock. As a result, the price of the Series D Preferred Stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

From time to time, the underwriters and/or their affiliates have engaged in, and may in the future engage in, investment banking, and other commercial dealings in the ordinary course of business with us for which they have received, and expect to receive, customary fees and commissions for these transactions.

It is expected that delivery of the Series D Preferred Stock will be made on or about November 21, 2006.

LEGAL MATTERS

The legality of the shares of our Series D Preferred Stock will be passed upon for us by Heller Ehrman LLP, Los Angeles, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

GLOSSARY

There follows a definition of certain capitalized and other terms and abbreviations used in this prospectus supplement.

“Adjusted Equity-to-Assets Ratio” means a ratio that reflects the relationship between assets financed with recourse debt that is subject to margin calls and our long-term capital. The ratio is a non-GAAP measurement that we have adopted and that our Board of Directors has approved as an internal policy. Our policy requires us to maintain this ratio at a minimum of 8%, which represents approximately twice the initial margin requirement for our recourse debt.

“Agency Securities” means Purchased ARM Assets that are guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac.

“Agent” means American Stock Transfer & Trust Company, TMA’s transfer and dividend paying agent and registrar.

“ARM” means adjustable-rate and variable-rate mortgage, which signifies that adjustments of the underlying interest rate are made at predetermined times based on an agreed margin to an established index.

“ARM Assets” means all of the Company’s ARM Loans and Purchased ARM Assets comprised of Traditional ARM Assets and Hybrid ARM Assets.

“ARM Loans” means Securitized ARM Loans, ARM Loans Collateralizing CDOs and ARM loans held for securitization.

“ARM Loans Collateralizing CDOs” means loans originated or acquired by the Company and financed in their entirety on its balance sheet through securitization by the Company into sequentially rated classes. The Company retains the classes that are not High Quality which provide credit support for higher rated classes issued to third-party investors in structured financing arrangements.

“Asset-backed CP” means asset-backed commercial paper, which provides an alternative way to finance our High Quality ARM Assets portfolio. We issue Asset-backed CP to investors in the form of secured liquidity notes that are recorded as borrowings on our Consolidated Balance Sheets.

“Average Historical Equity” means for any period the difference between our total assets and total liabilities calculated on a consolidated basis in accordance with GAAP, excluding (i) OCI, (ii) goodwill and (iii) other intangibles, computed by taking the average of such values at the end of each month during such period, adjusted for equity sold during the period on a pro rata basis.

“Average Net Worth” means for any period the average of the sum of the gross proceeds from any offering of our equity securities, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus our retained earnings (without taking into account any losses incurred in prior periods) computed by taking the average of such values at the end of each month during such period, and shall be reduced by any amount that we pay for the repurchases of Common Stock.

“Board of Directors” means the board of directors of TMA.

“Calculation Agent” means a calculation agent to be appointed by us prior to the commencement of the floating rate period.

“Cap Agreements” means interest rate cap agreements, pursuant to which we receive cash payments if the interest rate index specified in any such agreement increases above contractually specified levels, thus effectively capping the interest rate on a specified amount of borrowings at a level specified by the agreement.

“CDOs” means collateralized debt obligations, which can be either floating-rate or fixed-rate non-recourse financing, all of which are issued by trusts and secured by ARM loans and may also include Hedging Instruments. CDOs represent long-term financing that is not subject to margin calls. Approximately 2% of equity capital is required to support CDO financing.

“CMOs” means collateralized mortgage obligations which are debt obligations ordinarily issued in series and backed by a pool of fixed-rate mortgage loans, Hybrid ARM loans, Traditional ARM loans or ARM securities, each of which consists of several serially maturing classes. Generally, principal and interest payments received on the underlying mortgage-related assets securing a series of CMOs are applied to principal and interest due on one or more classes of the CMOs of such series.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of TMA’s common stock, $0.01 par value per share.

“Company” means TMA and its subsidiaries, unless specifically stated otherwise or the context indicates otherwise.

“Consumer Price Index” means an inflationary indicator that measures the change in the cost of a fixed basket of products and services, including housing, electricity, food, and transportation. The Consumer Price Index is published monthly.

“CPR” means constant prepayment rate, which refers to the annualized rate at which the mortgage assets in our portfolio are prepaid. The CPR typically increases as interest rates decrease and, conversely, the CPR typically decreases as interest rates increase.

“Derivative” means a contract or agreement whose value is derived from changes in interest rates, prices of securities or commodities, or financial or commodity indices. The Company’s Derivatives include commitments to purchase loans from correspondent and bulk sellers, Pipeline Hedging Instruments and Hybrid ARM Hedging Instruments.

“DRSPP” means the Dividend Reinvestment and Stock Purchase Plan adopted by TMA.

“Effective Duration” is a calculation expressed in months or years that is a measure of the expected price change of financial instruments based on changes in interest rates. For example, a duration of 4.4 months implies that a 1% change in interest rates would cause a .37% change in the opposite direction in the value of our portfolio (i.e., 4.4 months equals 37% of twelve months.)

“EPS” means earnings per share calculated by dividing net income available to holders of Common Stock by the average shares of Common Stock outstanding during the period.

“Eurodollar Transactions” means Eurodollar futures contracts, which are three month contracts with a price that represents the forecasted three-month LIBOR rate. The sale of these contracts locks in a future interest rate.

“Fannie Mae” means the Federal National Mortgage Association, a government-sponsored private corporation that operates under a federal charter.

“FDIC” means Federal Depository Insurance Corporation.

“FHLB” means the Federal Home Loan Bank.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, a federally-chartered private corporation.

“GAAP” means generally accepted accounting principles set forth in the statements, opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the FASB or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Ginnie Mae” means the Government National Mortgage Association, a government-owned corporation within the United States Department of Housing and Urban Development.

“Hedging Instruments” means Cap Agreements and Swap Agreements which are Derivatives that we use to manage our interest rate exposure when financing the purchase of ARM Assets.

“High Quality” means (i) Agency Securities, (ii) Purchased ARM Assets and Securitized ARM Loans which are rated within one of the two highest rating categories by at least one of the Rating Agencies, (iii) Purchased ARM Assets and Securitized ARM Loans that are unrated or whose ratings have not been updated but are determined to be of comparable quality (by the rating standards of at least one of the Rating Agencies) to a High Quality-rated mortgage security, as determined by the Manager and approved by our Board of Directors, or (iv) the portion of ARM loans that have been deposited into a trust and have received a credit rating of AA or better from at least one Rating Agency. Our investment policy requires that we invest at least 70% of total assets in High Quality ARM Assets and short-term investments.

“Hybrid ARM Hedging Instruments” means Hedging Instruments, including Swap Agreements and Cap Agreements, that we use to manage our interest rate exposure when financing the purchase of Hybrid ARMs.

“Hybrid ARMs” or “Hybrid ARM Assets” means ARM Loans and Purchased ARM Assets that have a fixed interest rate for an initial period of three to ten years, after which they convert to Traditional ARM Assets for their remaining terms to maturity.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Grade” generally means a security rating of BBB or better by Standard & Poor’s Corporation or Baa or better by Moody’s Investors Service, Inc.

“LIBOR” means the London InterBank Offer Rate, which is fixed each morning at 11 a.m. London time, by the British Bankers’ Association. The rate is an average derived from sixteen quotations provided by banks determined by the British Bankers’ Association, the four highest and lowest are then eliminated and an average of the remaining eight is calculated to arrive at the fixed rate.

“LIBOR Business Day” means any business day on which dealings in deposits in U.S. dollars are transacted in the London Inter-Bank market.

“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

“LIBOR Rate Reset Date” means the date on which the LIBOR rate is reset.

“Management Agreement” means the management agreement by and between TMA and the Manager whereby the Manager performs certain services for TMA in exchange for certain fees.

“Manager” means Thornburg Mortgage Advisory Corporation, a Delaware corporation.

“MBS” means mortgage-backed securities, which are pools of mortgages used as collateral for the issuance of securities in the secondary market. MBS are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors. The interest rate of the security is lower than the interest rate of the underlying loan to allow for payment of servicing and guaranty fees.

“Net Effective Duration” means the Effective Duration of assets minus the Effective Duration of borrowings and Hedging Instruments.

“OCI” means the Company’s accumulated other comprehensive income or loss calculated on a consolidated basis in accordance with GAAP.

“Other Investments” means assets that are (i) adjustable or variable rate pass-through certificates, multi-class pass-through certificates or CMOs backed by loans that are rated at least Investment Grade at the time of purchase, (ii) ARM loans collateralized by first liens on single-family residential properties, generally underwritten to “A quality” standards and acquired for the purpose of future securitization, (iii) fixed-rate mortgage loans collateralized by first liens on single-family residential properties originated for sale to third parties, (iv) real estate properties acquired as a result of foreclosing on our ARM Loans, or (v) as authorized by our Board of Directors, ARM Assets rated less than Investment Grade that are created as a result of our loan acquisition and securitization efforts or are acquired as Purchased Securitized Loans, and that equal an amount no greater than 17.5% of shareholders’ equity, measured on a historical cost basis. Other Investments may not comprise more than 30% of our total assets.

“Pay Option ARM” means a Traditional ARM Asset that typically has an initial payment based on a below market interest rate, has no interest rate change cap, offers an annual maximum payment cap of 7.5% and offers borrowers the ability to select a payment amount with the understanding that if a payment is selected that is less than a fully indexed rate the shortfall will be added to the principal balance of the loan until the loan balance increases to a maximum of 110% to 125% of the original loan balance, at which time the loan is recast to fully amortize over the remaining term of the loan.

“Pipeline Hedging Instruments” means Eurodollar Transactions that we use to limit interest rate risk associated with commitments to purchase ARM loans.

“Portfolio Margin” means yield on net interest earning assets.

“Purchased ARM Assets” means ARM securities and Purchased Securitized Loans.

“Purchased Securitized Loans” means loans securitized by third parties and purchased by the Company. The Company purchases all principal classes of the securitizations, including the subordinated classes. These assets are Qualifying Interests for purposes of maintaining the Company’s exemption from the Investment Company Act because, like the Company’s own loan originations and acquisitions, the Company retains a 100% interest in the underlying loans.

“Qualifying Interests” means “mortgages and other liens on and interests in real estate,” as such term has been defined by SEC staff. Under current SEC staff interpretations, we must maintain at least 55% of our assets directly in Qualifying Interests.

“Rating Agencies” means Standard & Poor’s Corporation and Moody’s Investors Service, Inc.

“REIT” means real estate investment trust as defined in the Code.

“REO” means real estate-owned properties.

“Return on Equity” or “ROE” means the quotient obtained by dividing our annualized net income by our Average Net Worth.

“Reverse Repurchase Agreement” means an agreement between two parties whereby one party sells the other a security at a specified price with a commitment to buy the security back at a later date at another specified price.

“Series B Preferred Stock” means TMA’s Series B Cumulative Preferred Stock, $0.01 par value per share.

“Service” means the Internal Revenue Service.

“SEC” means the United States Securities and Exchange Commission.

“Securitized ARM Loans” means loans originated or acquired by the Company and securitized by the Company with the Company retaining 100% of the beneficial ownership interests.

“Senior Notes” means the 8% senior unsecured notes due May 15, 2013, issued by TMA.

“Subordinated Notes” means the floating rate junior subordinated notes, issued by Thornburg Mortgage Home Loans, Inc., a wholly-owned mortgage loan origination and acquisition subsidiary of TMA, and guaranteed by TMA.

“Swap Agreements” means interest rate swap agreements, pursuant to which we agree to pay a fixed rate of interest and to receive a variable interest rate, thus effectively fixing the cost of funds.

“Telerate Page 3750” means the display designated as “Telerate page 3750” on Moneyline Telerate, Inc. (or such other page as may replace “Telerate page 3750” on such service) or such other service displaying the London Inter-Bank offered rates of major banks, as may replace Moneyline Telerate, Inc.

“Ten Year U.S. Treasury Rate” means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of ten years) published by the Federal Reserve Board during a quarter, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government that we select. If we determine in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. Government securities that we select.

“The Thornburg Mortgage Exchange ProgramSM” means the program where borrowers can choose to take equity out of their homes, select another ARM loan product, extend the fixed-rate period of their loan, modify to a current interest rate or change to an interest-only payment option by paying a small flat fee.

“TMA” means Thornburg Mortgage, Inc., a Maryland corporation.

“Traditional ARMs” or “Traditional ARM Assets” means ARM Loans and Purchased ARM Assets that have interest rates that reprice in a year or less.

PROSPECTUS

$1,500,000,000

Thornburg Mortgage, Inc.

Common Stock, Preferred Stock, Warrants and Debt Securities

By this prospectus, we may offer, from time to time:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase shares of our common stock or preferred stock;

•	debt securities; or

•	any combination of the foregoing.

We will provide the specific terms of each issuance of these securities in supplements to this prospectus at the time of the offering of the securities, including but not limited to the proposed amount of securities, the initial public offering price of the securities and the names of the underwriters or agents, if any. You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

The New York Stock Exchange lists our common stock under the symbol “TMA” and our 8% Series C Cumulative Redeemable Preferred Stock under the symbol “TMA PRC.”

Our capital stock is subject to transfer restrictions designed to preserve our status as a real estate investment trust. See “Description of Equity Securities—Restrictions on Ownership and Transfer.”

Consider carefully the Risk Factors beginning on page 9 of this prospectus.

We may sell these securities to or through underwriters, dealers or agents, or directly to investors on our own behalf.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 16, 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may offer and sell any combination of common stock, preferred stock, warrants to purchase common stock or preferred stock, and debt securities in one or more offerings for total proceeds of up to $1.5 billion. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information with respect to the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus, including the documents incorporated by reference herein, and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” Unless the context otherwise requires, all references to “we,” “us” or the “Company” in this prospectus and any accompanying prospectus supplement refer to Thornburg Mortgage, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections.

Important factors that may impact our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, changes in interest rates, changes in yields available for purchase on adjustable and variable rate mortgage assets, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, our ability to obtain financing and the terms of any financing that we do obtain. For a discussion of factors which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” on page 9 of this prospectus. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ABOUT THORNBURG MORTGAGE, INC.

General

We are a single-family residential mortgage lender that originates, acquires and retains investments in adjustable and variable rate mortgage (“ARM”) assets, thereby providing capital to the single-family residential housing market. Our ARM assets consist of ARM securities and ARM loans and are comprised of traditional ARM securities and loans, which have interest rates that reprice in a year or less (“Traditional ARM assets”) and hybrid ARM securities and loans, which have a fixed interest rate for an initial period of three to ten years before converting to Traditional ARM assets for their remaining terms to maturity (“Hybrid ARM assets”). ARM securities represent interests in pools of ARM loans, which are publicly rated and issued by third parties and may include guarantees or other third-party credit enhancements against losses from loan defaults. ARM loans are either loans that we have securitized from our own origination or loan acquisition activities, loans that we use as collateral to support the issuance of floating-rate or fixed-rate collateralized debt obligations (“CDOs”) or loans pending securitization. Like traditional banking organizations, our income is generated primarily from the net spread or difference between the interest income we earn on our ARM assets and the cost of our borrowings. Our strategy is to maximize the long-term, sustainable difference between the yield on our ARM assets and the cost of financing these assets, and to maintain that difference through interest rate and credit cycles.

While we are not a bank or savings and loan institution, our business purpose, strategy, method of operation and risk profile are best understood in comparison to such institutions. We finance the purchases and originations of our ARM assets with preferred and common equity capital, unsecured debt, CDOs and short-term borrowings such as reverse repurchase agreements, asset-backed commercial paper (“Asset-backed CP”), whole loan financing facilities and other collateralized financings that we may establish in the future. When we borrow short-term or floating-rate funds to finance our Hybrid ARM assets, we also enter into interest rate hedging transactions, which are intended to fix, or cap, our borrowing costs during the fixed-rate period of the Hybrid ARM asset. We believe our exposure to changes in interest rates is minimal since the assets we hold are primarily ARM assets and we generally match the effective duration, which is a calculation expressed in months or years that is a measure of the expected price change of financial instruments based on changes in interest rates (“Effective Duration”), of those assets with funding of comparable Effective Duration. We have a policy to operate with an Adjusted Equity-to-Assets ratio of at least 8% and we typically operate with a 9% to 10% Adjusted Equity-to-Assets Ratio. This is a non-GAAP measurement that we use to limit the amount of assets we carry relative to the amount of equity on our balance sheet. For a description and calculation of this ratio and a reconciliation to a comparable GAAP capital utilization measurement, please see our most recently filed periodic report under the section entitled “Capital Utilization and Leverage.” Moreover, we focus on acquiring high quality assets to minimize potential credit losses and to ensure our access to financing. Similarly, we maintain strict credit underwriting standards and, as of the date of this prospectus, have experienced cumulative credit losses of only $174,000 on our loan portfolio, since we began acquiring loans in 1997. We believe our operating structure has resulted in operating costs well below those of other mortgage originators. We believe that our corporate structure differs from most lending institutions in that we are organized for tax purposes as a real estate investment trust (“REIT”) and, therefore, pay substantially all of our earnings in the form of dividends to shareholders.

Our consolidated financial statements include the accounts of Thornburg Mortgage, Inc. (“TMA”), Thornburg Mortgage Depositor, LLC (“TMD”), Thornburg Mortgage Capital Resources, LLC (“TMCR”), Thornburg Mortgage Home Loans, Inc. (“TMHL”) and TMHL’s two wholly-owned special purpose finance subsidiaries, Thornburg Mortgage Funding Corporation II (“TMFC II”) and Thornburg Mortgage Acceptance Corporation II (“TMAC II”). TMD, which is TMA’s wholly-owned special purpose finance subsidiary, and TMCR, which is TMD’s wholly-owned special purpose finance subsidiary, are qualified REIT subsidiaries and are consolidated with TMA for financial statement and tax reporting purposes. TMHL, which is TMA’s wholly-owned subsidiary, conducts our mortgage loan acquisition, origination, processing, underwriting, securitization and servicing activities. TMFC II and TMAC II facilitate the financing of loans by TMHL. As of the close of business on May 31, 2004, TMHL and its subsidiaries made the election to be taxable REIT subsidiaries and are consolidated with TMA for financial statement purposes but have not been consolidated with TMA for tax reporting purposes from that date forward.

We are an externally advised REIT and are managed under a management agreement (the “Management Agreement”) with Thornburg Mortgage Advisory Corporation (the “Manager”) which manages our operations, subject to the supervision of our Board of Directors. We pay the Manager an annual base management fee generally based on average shareholders’ equity (as defined in the Management Agreement). The Manager is also entitled to earn performance-based incentive compensation pursuant to a formula described in the Management Agreement. The Management Agreement expires in July 2014.

Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900.

Our internet website address is www.thornburgmortgage.com. The information on our website is not considered part of this prospectus. We make available free of charge through our website, under the “Investors— SEC Filings” section, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You may also find our Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Nominating/ Corporate Governance Committee and Compensation Committee of our Board of Directors at our website under the “Investors—Corporate Governance” section. These documents are also available in print to any shareholder who requests them by contacting us at the address or telephone number listed above.

Common and Preferred Stock Listing

Our common stock, par value $0.01 per share (“Common Stock”) is traded on the New York Stock Exchange (the “NYSE”) under the symbol “TMA.”

Our 8% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”) is traded on the NYSE under the symbol “TMA PRC.”

Operating Policies and Strategies

Portfolio Strategies

Our business strategy is to acquire and originate ARM assets to hold in our portfolio, fund them using equity capital and borrowed funds, and generate earnings from the difference, or spread, between the yield on our assets and our cost of borrowings.

We acquire ARM assets from investment banking firms, broker-dealers and similar financial institutions that regularly make markets in these assets. We also acquire ARM assets from other mortgage providers, including mortgage bankers, banks, savings and loan institutions, home builders and other firms involved in originating, packaging and selling mortgage loans. We believe we have a competitive advantage in acquiring and investing in these ARM assets due to the low cost of our operations relative to traditional mortgage investors and originators.

We originate ARM loans for our portfolio through our correspondent lending program and we originate ARM loans directly to consumers. As of the date of this prospectus, we are authorized to lend in all 50 states and the District of Columbia. We believe that diversifying our sources for ARM loans and ARM securities will enable us to consistently find attractive opportunities to acquire or create high quality assets at attractive yields and spreads for our portfolio.

We have a focused portfolio lending investment policy designed to minimize credit risk and interest rate risk. Our mortgage assets portfolio may consist of ARM securities guaranteed by the Government National Mortgage Association or Ginnie Mae, which is an agency of the federal government, the Federal National Mortgage Association or Fannie Mae, which is a government-sponsored corporation or the Federal Home Loan Mortgage Corporation or Freddie Mac, which is a federally chartered corporation (collectively, “Agency Securities”), or privately issued (generally publicly registered) ARM pass-through securities, multi-class pass-through securities, collateralized mortgage obligations (“CMOs”), “A quality” ARM loans that we intend to securitize, securities issued by others that are backed by “A quality” loans where we have purchased all of the resulting classes, fixed-rate mortgage-backed securities (“MBS”) with an expected Effective Duration of one year or less or other short-term investments that either mature within one year or have an interest rate that reprices within one year.

Our investment policy requires that we invest at least 70% of our total assets in High Quality ARM assets and short-term investments. High Quality means:

(1) Agency Securities; or

(2) ARM securities and securitized ARM loans which are rated within one of the two highest rating categories by at least one of either Standard & Poor’s Corporation or Moody’s Investors Service, Inc. (the “Rating Agencies”); or

(3) securities and securitized loans that are unrated or whose ratings have not been updated but are determined to be of comparable quality (by the rating standards of at least one of the Rating Agencies) to a High Quality-rated mortgage security, as determined by the Manager and approved by our Board of Directors; or

(4) the portion of ARM loans that have been deposited into a trust and have received a credit rating of AA or better from at least one Rating Agency.

The remainder of our ARM portfolio, comprising not more than 30% of total assets, may consist of Other Investment assets, which may include:

(1) adjustable or variable rate pass-through certificates, multi-class pass-through certificates or CMOs backed by loans that are rated at least Investment Grade at the time of purchase (“Investment Grade” generally means a security rating of BBB, Baa or better by at least one of the Rating Agencies); or

(2) ARM loans collateralized by first liens on single-family residential properties, generally underwritten to “A quality” standards, and acquired for the purpose of future securitization; or

(3) fixed-rate mortgage loans collateralized by first liens on single-family residential properties originated for sale to third parties; or

(4) real estate properties acquired as a result of foreclosing on our ARM loans; or

(5) as authorized by our Board of Directors, ARM securities rated less than Investment Grade that are created as a result of our loan acquisition and securitization efforts or are acquired as part of a loan securitization effected by third parties in which we purchase all of the classes of the loan securitization, and that equal an amount no greater than 17.5% of shareholders’ equity, measured on a historical cost basis.

Our ARM assets include investments in Hybrid ARM assets. We limit our ownership of Hybrid ARM assets with fixed-rate periods of greater than five years to no more than 30% of our total assets. We use Hybrid ARM hedging instruments to fix, or cap, the interest rates on the short-term borrowings and floating-rate CDOs financing our Hybrid ARM assets (collectively, “Hybrid ARM Hedging Instruments”). We have a policy that requires us to maintain a Hybrid ARM portfolio net effective duration of less than one year. Net effective duration is the Effective Duration of ARM assets minus the Effective Duration of borrowings and hedging instruments (“Net Effective Duration”). Hedging instruments are interest rate cap agreements, interest rate swap agreements and Eurodollar futures contracts (collectively, “Hedging Instruments”), which are derivative financial instruments that we use to manage our interest rate exposure when financing the purchase of ARM assets. We use a financial model that simulates interest rate changes and calculates the impact of those changes on the fair value of our Hybrid ARM portfolio. By maintaining a Net Effective Duration of less than one year, we believe that we can maintain relatively stable earnings and dividends given changing interest rates.

To mitigate the adverse effect of an increase in prepayments on our ARM assets, we emphasize the purchase of ARM assets at prices close to or below par. We amortize any premiums paid for our assets over their expected lives using the effective yield method of accounting. To the extent that the prepayment rate on our ARM assets differs from expectations, our net interest income will be affected. Prepayments generally increase when current mortgage interest rates fall below the interest rates on existing ARM loans. To the extent there is an increase in prepayment rates, resulting in a shortening of the expected lives of our ARM assets, our net income and, therefore, the amount available for dividends could be adversely affected.

We believe that our status as a mortgage REIT makes an investment in our equity securities attractive for tax-exempt investors, such as pension plans, profit sharing plans, 401(k) plans, Keogh plans and Individual Retirement Accounts. We do not invest in real estate mortgage investment conduit residuals or other CMO residuals that would result in the creation of excess inclusion income or unrelated business taxable income.

Acquisition, Securitization and Retention of Traditional ARM and Hybrid ARM Loans

We acquire and originate “A quality” mortgage loans through our wholly-owned mortgage loan origination subsidiary, TMHL, from three sources: (i) correspondent lending, (ii) direct retail loan originations, and (iii) bulk acquisitions. Correspondent lending involves acquiring individual loans from lending partners which we have approved and which originate the individual loans using our product pricing, underwriting criteria and guidelines, or other approved criteria and guidelines. Direct retail loan originations are loans that we originate through financial intermediaries or directly to consumers via the internet or by telephone. Bulk acquisitions involve acquiring pools of whole loans, which are originated using the seller’s guidelines and underwriting criteria. The loans we acquire or originate are financed through warehouse borrowing arrangements pending securitization for our portfolio.

The loans acquired or originated by TMHL are first lien, single-family residential Traditional ARM and Hybrid ARM loans with original terms to maturity of not more than forty years and are either fully amortizing or are interest-only for up to ten years, and fully amortizing thereafter.

All ARM loans that we acquire or originate for our portfolio bear an interest rate tied to an interest rate index. Most loans have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. The interest rate on each Traditional ARM loan resets monthly, semi-annually or annually. The Traditional ARM loans generally adjust to a margin over a U.S. Treasury index or a LIBOR index. The Hybrid ARM loans have a fixed rate for an initial period, generally 3 to 10 years, and then convert to Traditional ARM loans for their remaining term to maturity.

We acquire and originate ARM loans for our portfolio with the intention of securitizing them into pools of High Quality ARM securities and retaining them in our portfolio as securitized ARM loans. Alternatively, we may also use our loans as collateral for CDOs. In order to facilitate the securitization or financing of our loans, we generally create subordinate certificates, which provide a specified amount of credit enhancement and which we retain in our portfolio. We issue securities through securities underwriters and either retain these securities and finance them in the repurchase agreement market or the Asset-backed CP market, or finance them through the issuance of CDOs in the capital markets. Our investment policy limits the amount we may retain of below Investment Grade subordinate certificates created as a result of our loan acquisition and securitization efforts, and subordinate classes that we purchase in connection with a whole pool securitization effected by third parties, to 17.5% of shareholders’ equity, measured on a historical cost basis.

We believe acquiring or originating ARM loans and then securitizing them benefits us by providing: (i) greater control over the quality and types of ARM assets acquired; (ii) the ability to acquire ARM assets at lower prices, so that the amount of the premium to be amortized will be reduced in the event of prepayment; (iii) additional sources of new whole-pool ARM assets; and (iv) generally higher yielding investments in our portfolio.

We offer a loan modification program on all loans we originate or service. We believe this program promotes customer retention and reduces loan prepayments. Under the terms of this program, a borrower pays a fee to modify the mortgage loan to any then-available Hybrid or Traditional ARM product that we offer at the offered retail interest rate plus  1/8%.

Financing Strategies

We finance our ARM assets using preferred and common equity capital, unsecured debt, CDOs and short-term borrowings such as reverse repurchase agreements, Asset-backed CP, whole loan financing facilities and other collateralized financings that we may establish in the future. See “Hedging Strategies” below for a discussion of how we convert short-term borrowings into the equivalent of long-term fixed-rate financing for purposes of managing our interest rate risk. Our long-term objective is to achieve a balanced funding mix including Asset-backed CP, CDOs and reverse repurchase agreements.

Reverse repurchase agreements involve a simultaneous sale of pledged assets to a lender at an agreed-upon price in return for the lender’s agreement to resell the same assets back to us at a future date (the maturity of the borrowing) at a higher price. The price difference is the cost of borrowing under these agreements. Because we borrow money under these agreements based on the fair value of our ARM assets, our borrowing ability under these agreements could be limited and lenders could initiate margin calls in the event of interest rate changes or if the value of our ARM assets declines for other reasons.

We enter into two types of reverse repurchase agreements: variable rate term reverse repurchase agreements and fixed-rate reverse repurchase agreements. The interest rates on the variable rate term reverse repurchase agreements are generally indexed to either the one-month or three-month LIBOR rate, and reprice accordingly. Generally, upon repayment of each reverse repurchase agreement, we immediately pledge the ARM assets used to collateralize the financing to secure a new reverse repurchase agreement.

We have an Asset-backed CP facility, which provides us with an alternative way to finance our high quality ARM securities portfolio. We issue Asset-backed CP in the form of secured liquidity notes to money market investors. The notes can be collateralized by Agency Securities and AAA-rated, adjustable-rate MBS that we have either purchased or created through our loan securitization process. Importantly, we have diversified our funding sources by replacing a portion of our reverse repurchase agreement borrowings with the issuance of Asset-backed CP under terms that are comparable to our existing reverse repurchase agreement funding.

We have also financed the purchase of ARM assets by issuing floating-rate and fixed-rate CDOs in the capital markets, which are collateralized by ARM loans that are placed in a trust. The trust pays the principal and interest payments on the debt out of the cash flows received on the collateral. This structure enables us to make more efficient use of our capital because the capital requirement to support these financings is less than the amount our policy requires to support the same amount of financings in the reverse repurchase agreement or Asset-backed CP markets. These transactions are a permanent form of financing and are not subject to margin calls.

We also have financing facilities, or credit lines, for whole loans. A whole loan is the actual mortgage loan evidenced by a note and secured by a mortgage or deed of trust. We use these financing facilities to finance our acquisition of whole loans while we are accumulating loans for securitization.

We have issued senior unsecured notes (“Senior Notes”) in the amount of $305 million as an alternative form of long-term capital. The Senior Notes bear interest at 8%, payable each May 15 and November 15, and mature on May 15, 2013. The Senior Notes are redeemable at a declining premium, in whole or in part, beginning on May 15, 2008, and at par beginning on May 15, 2011. The Senior Notes may also be redeemed under limited circumstances on or before May 15, 2006.

Capital Utilization

Our Board of Directors has approved a policy that limits our capacity to borrow funds to finance mortgage assets based on our equity capital and unsecured debt (collectively, long-term capital). We monitor the relationship between our assets, borrowings and long-term capital using a variety of different measures. However, the primary operating policy that limits our borrowings and leverage is a requirement to maintain our Adjusted Equity-to-Assets Ratio, a non-GAAP measurement, at a minimum of 8%. Broadly speaking, this ratio reflects the relationship between those assets financed with borrowings that are subject to margin calls and our long term capital position. For a description and calculation of this ratio and a reconciliation to a comparable GAAP capital utilization measurement, please see our most recently filed periodic report under the section entitled “Capital Utilization and Leverage.”

Liquidity Management

Our primary focus is to acquire and originate high quality, highly liquid assets such that sufficient assets could be readily converted to cash, if necessary, in order to meet our financial obligations. We have adopted a Liquidity Management Policy, which is designed to minimize potential shortfalls in liquidity resulting from adverse changes in interest rates or market conditions. The Liquidity Management Policy requires the frequent measurement of the potential market value exposure of the portfolio to a 100 basis point instantaneous parallel increase in interest rates over expected future interest rates. The calculated potential mark-to-market exposure resulting from this scenario is probability weighted and compared to recent minimum liquidity levels in order to determine whether management needs to take specific actions to improve liquidity or further reduce interest rate risk.

Hedging Strategies

We attempt to mitigate our interest rate risk by funding our ARM assets with a combination of short-term borrowings and Hedging Instruments whose combined Effective Durations approximately match the Effective Durations on our ARM assets. Therefore, some of our borrowings bear variable or short-term (one year or less) fixed interest rates because a portion of our ARM assets, the Traditional ARM assets, have interest rates that adjust within one year. However, we finance our Hybrid ARM portfolio with borrowings hedged with Hybrid ARM Hedging Instruments that fix the interest rate on the borrowings such that the Net Effective Duration is less than one year. A shorter Effective Duration indicates a lower expected volatility of earnings when interest rates change during future periods. When we enter into an interest rate swap agreement, we agree to pay a fixed rate of interest and to receive a variable interest rate, generally based on LIBOR. We also enter into Eurodollar futures contracts (“Eurodollar Transactions”) in order to fix the interest rate changes on our forecasted three-month LIBOR-based liabilities. Each Eurodollar futures contract is a three-month contract with a price that represents the forecasted three-month LIBOR rate. Selling Eurodollar futures contracts locks in a future interest rate. The difference between these two values results in a gain or loss that offsets the change in the three-month LIBOR rate and “locks-in” the forecasted three-month LIBOR rate for financing purposes. We purchase interest rate cap agreements (“Cap Agreements”) by incurring a one-time fee or premium. Pursuant to the terms of the Cap Agreements, we will receive cash payments if the interest rate index specified in any such Cap Agreement increases above contractually specified levels. Therefore, such Cap Agreements have the effect of capping the interest rate on a portion of our borrowings above a specified level as opposed to fixing our cost of funds as in a swap transaction. The notional balances of the Hybrid ARM Hedging Instruments generally decline over the life of these instruments.

We enter into Eurodollar Transactions to manage interest rate risk associated with commitments to purchase ARM loans (“Pipeline Hedging Instruments”). The gain (loss) on the Pipeline Hedging Instruments is expected to offset the gain (loss) recorded for the change in fair value of the loan commitments.

We may enter into additional hedging transactions designed to protect our borrowing costs or portfolio yields from interest rate changes. We may purchase “interest-only” or “principal-only” mortgage derivative assets or other mortgage derivative products for purposes of mitigating risk from interest rate changes. We may also use, from time to time, futures contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury notes and similar financial instruments to mitigate risk from changing interest rates.

The hedging transactions that we currently use generally are designed to protect our income during periods of changing market interest rates. We do not hedge for speculative purposes. Further, no hedging strategy can completely insulate us from risk and certain of the federal income tax requirements that we must satisfy to qualify as a REIT may limit our ability to hedge. We carefully monitor and may have to limit our hedging strategies to ensure that we do not realize excessive hedging income or hold hedging assets having excess value in relation to total assets.

RISK FACTORS

We actively manage the risks associated with our business. Interest rate risks, credit risks, earnings volatility, REIT qualification risks and other risks are monitored, measured and quantified by management in order to assure minimal earnings and dividend fluctuations. However, investors should understand the nature of the risks that we face. Those key risks are discussed below. Any one of the factors listed here, or other factors not so listed, could cause actual results to differ materially from expectations and could adversely affect our profitability. Before making an investment decision, you should carefully consider all of the risks described in this prospectus and in any prospectus supplement.

ARM yields change as short-term interest rates change.

•	When short-term interest rates are low, the yields on our ARM assets will be low, reducing our return on equity.

•	We own ARM assets tied to various interest rate indices. If the interest rate indices applicable to our ARM assets change independently of other market interest rates, our ARM yields, spreads and earnings may be adversely affected.

•	We own ARM assets with various repricing or interest rate adjustment frequencies. The yields on these assets also may respond to changes in their underlying indices on a delayed basis due to borrower notification requirements. As a result, our yields and earnings on these assets could be temporarily below our longer-term expectations.

Book value changes as interest rates change.

•	Increases in interest rates may result in a decline in the fair value of our ARM assets that may not be fully offset by the value of our Hedging Instruments. A decrease in the fair value of our ARM securities may result in a reduction of our book value due to the accounting standards that we are required to follow.

•	The fair value of the Hedging Instruments we use to manage our interest rate risk may decline during periods of declining interest rates and may not be fully offset by increases in the value of our ARM assets, adversely affecting our book value because of the accounting standards that we are required to follow.

We borrow money to fund the purchase of additional ARM assets. A significant contributor to our earnings is the interest margin between the yield on our ARM assets and the cost of our borrowings.

•	All of the risks highlighted above could be magnified because we use borrowed funds to acquire additional ARM assets for our portfolio.

•	Our ability to borrow and our cost of borrowing could be adversely affected by deterioration in the quality or fair value of our ARM assets or by general availability of credit in the mortgage market.

•	We borrow funds based on the fair value of our ARM assets less a margin amount. If either the fair value of our ARM assets declines, or our margin requirements increase, we could be subject to margin calls that would require us to either pledge additional ARM assets as collateral or reduce our borrowings. If we did not have sufficient unpledged assets or liquidity to meet these requirements, we may need to sell assets under adverse market conditions to satisfy our lenders.

•	Our borrowings are tied primarily to the LIBOR interest rates, while our assets are indexed to LIBOR and other various interest rate indices. If these other short-term indices move differently than LIBOR, our earnings could be adversely affected to the extent of the difference.

•	Our calculation of Effective Duration and Net Effective Duration are estimates based on assumptions about the expected behavior of our assets, liabilities and Hedging Instruments that may prove to be empirically incorrect, and our Effective Duration and Net Effective Duration change with every change in interest rates. As a result, our actual exposure to changes in interest rates could be different than that implied by our Effective Duration calculation.

•	The interest rate adjustment or repricing characteristics of our ARM assets and borrowings may not be perfectly matched. Rising interest rates could adversely affect our earnings and dividends if the interest payments that we must make on our borrowings rise faster than the interest income we earn on our ARM assets. Declining interest rates could adversely affect our earnings and dividends if the interest income we receive on our ARM assets declines more quickly than the interest payments that we must make on our borrowings. In general, our borrowings adjust more frequently than the interest rates on our ARM assets.

•	Some of our ARM assets have caps that limit the amount that the interest rate can change for a given change in an underlying index. Our borrowings do not have similar limitations. If the interest rate change on our ARM assets is limited while the interest rates on our borrowings increase, our portfolio margins and earnings may be adversely affected.

•	We employ various hedging and funding strategies to minimize the adverse impact that changing interest rates might have on our earnings, but our strategies may prove to be less effective in practice than we anticipate, or our ability to use such strategies may be limited due to our need to comply with federal income tax requirements that are necessary to preserve our REIT status.

Our mortgage assets may be prepaid at any time at the borrower’s option.

•	Mortgage prepayment rates typically rise during falling interest rate environments. If mortgages prepay, the prepayment proceeds may be invested in lower yielding assets, thus reducing earnings.

•	Mortgage prepayment rates typically fall during rising interest rate environments. If mortgages do not prepay, we would have less cash flow to use to purchase new mortgage assets in a higher interest rate environment, potentially adversely affecting earnings.

•	We purchase and originate ARM assets at prices greater than par. We amortize the premiums over the expected life of the ARM asset. To the extent that we have purchased such assets, our yields, spreads and earnings could be adversely affected if mortgage prepayment rates are greater than anticipated at the time of acquisition because we would have to amortize the premiums at a faster rate.

We acquire Hybrid ARM assets that have fixed interest rate periods.

•	A decline in interest rates may result in an increase in prepayment of our Hybrid ARM assets, which could cause the amount of our fixed rate financing to increase relative to the total amount of our Hybrid ARM assets. This may result in a decline in our net spread on Hybrid ARM assets as replacement Hybrid ARM assets may have a lower yield than the assets that are paying off.

•	An increase in interest rates may result in a decline in prepayment of our Hybrid ARM assets, requiring us to finance a greater amount of Hybrid ARM assets than originally anticipated at a time when interest rates may be higher, which would result in a decline in our net spread on Hybrid ARM assets.

We originate and acquire ARM loans and ARM securities and have risk of loss due to mortgage loan defaults.

•	The ability of our borrowers to make timely principal and interest payments could be adversely affected by changes in their personal circumstances, a rise in interest rates, a recession, declining real estate property values or other economic events, resulting in losses to us.

•	If a borrower defaults on a mortgage loan that we own and if the liquidation proceeds from the sale of the property do not cover our loan amount and our legal, broker and selling costs, we would experience a loss.

•	We bear the risk of loss on loans we have originated or acquired due to hazard losses such as earthquakes, floods, fires or similar hazards, unless the homeowner had insurance for such hazards.

•	We could experience losses if we fail to detect that a borrower has misrepresented its financial situation, or that an appraisal misrepresented the value of the property collateralizing our loan.

•	We purchase ARM securities that have various degrees of third-party credit protection and are rated at least Investment Grade at the time of purchase. It is possible that default and loan loss experience on the underlying securitized loans could exceed any credit enhancement, subjecting us to risk of loss.

Our expansion into mortgage loan origination may not be successful.

•	We rely on third-party providers who specialize in the underwriting, processing, servicing and closing of mortgage loans. We are dependent upon the availability and quality of the performance of such providers and we cannot guarantee that they will successfully perform the services for which we engage them.

•	As a mortgage lender, we are subject to changes in consumer and real estate-related laws and regulations that could subject us to lawsuits or adversely affect our profitability or ability to remain competitive.

•	We must comply with the applicable licensing and other regulatory requirements of each jurisdiction in which we are authorized to lend. We are subject to examination by each such jurisdiction, and if it is determined that we are not in compliance with the applicable requirements, we may be fined and our license to lend may be suspended or revoked.

•	We are competing for mortgage loans against much larger, better-known mortgage originators that could affect our ability to acquire or originate ARM assets at attractive yields and spreads.

•	ARM assets may not always be readily available for purchase or origination in the marketplace at attractive yields because their availability is somewhat dependent on the relationship between 30-year fixed-rate mortgage rates and ARM rates.

Our REIT tax status creates certain risks.

•	The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. Even though we have always exceeded all of the requirements for qualifying, a failure to qualify as a REIT could subject our earnings to taxation at regular corporate rates, thereby reducing the amount of money available for distributions to our shareholders and for payment of principal and interest on our borrowings.

•	The REIT tax rules require that we distribute the majority of our earnings as dividends, leaving us limited ability to maintain our future dividend payments if our earnings decline.

•	Because we must distribute the majority of our earnings to shareholders in the form of dividends, we have a limited amount of capital available to internally fund our growth.

•	Additionally, because we cannot retain earnings to grow, we must issue additional shares of stock to grow, which could result in the dilution of our outstanding stock and an accompanying decrease in its market price.

•	Changes in tax laws related to REIT qualifications or taxation of dividends could adversely affect us.

The loss of the Investment Company Act exemption could adversely affect us.

•	We conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. If we were to become regulated as an investment company, we would not be able to operate as we currently do.

We are dependent on certain key personnel.

•	We are dependent upon the efforts of Garrett Thornburg, the Chairman of our Board of Directors and our Chief Executive Officer, Larry A. Goldstone, our President and Chief Operating Officer, Clarence G. Simmons, III, our Senior Executive Vice President and Chief Financial Officer and Joseph H. Badal, our Senior Executive Vice President and Chief Lending Officer, all of whom are also key officers and employees of the Manager. The loss of any of their services could have an adverse effect on our operations.

Some of our directors and officers have ownership interests in the Manager, which may create conflicts of interest.

•	The Manager is entitled to receive performance-based compensation based on our annualized return on equity. Undue emphasis placed on maximization of our short-term return on equity at the expense of other criteria could result in increased risk to our long-term return on equity.

We may change our policies without shareholder approval.

•	Our Board of Directors establishes all of our operating policies, including our investment, financing and dividend policies. Our Board of Directors has the ability and authority to revise or amend those policies without shareholder approval.

Our technology infrastructure and systems are critical to our success.

•	Our ability to originate, acquire and purchase ARM assets and manage the related interest rate risks and credit risks is critical to our success and is highly dependent upon the efficient and uninterrupted operation of our computer and communications hardware and software systems. Some of these systems are located at our facility and some are maintained by third party vendors. Any significant interruption in the availability and functionality of these systems could harm our business.

•	Although we believe we have taken appropriate measures to provide for the security of our systems, our security measures may not effectively prohibit others from obtaining improper access to our information. If a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and harm our reputation.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for general corporate purposes. The primary purpose for which we will use such proceeds is the acquisition of ARM assets. We may also use the proceeds for other general corporate purposes such as repayment of maturing obligations, redemption of outstanding indebtedness, financing the acquisition of assets other than ARM assets, capital expenditures and working capital. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods shown:

	Three Months Ended March 31, 2005	For the Years Ended December 31,
		2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	1.30x	1.37x	1.50x	1.49x	1.29x	1.12x
Ratio of earnings to combined fixed charges and preferred stock dividends	1.30x	1.37x	1.48x	1.45x	1.25x	1.09x

The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends. For these purposes, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense, including the amortization of capitalized issuance costs relating to indebtedness.

DESCRIPTION OF DEBT SECURITIES

We may offer under this prospectus debt securities, including Senior Notes, pursuant to the indenture and the first supplemental indenture that we have entered into with Deutsche Bank Trust Company Americas, as trustee (included as exhibits to the registration statement of which this prospectus is a part). We may also offer debt securities pursuant to an indenture to be entered into with a different trustee named therein. Any indenture pursuant to which we issue debt securities will be qualified under and governed by the Trust Indenture Act of 1939, as amended.

We will have the ability to issue an unlimited amount of debt securities under any indenture. However, certain of our existing or future debt agreements may limit the amount and type of debt securities we may issue. We will be able to issue debt securities from time to time and in one or more series as determined by us. In addition, we will be able to issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other. We will also have the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series in an aggregate principal amount determined by us.

The debt securities will be our senior and unsecured obligations. Creditors of our existing and future secured debt will have priority in right of payment over holders of the debt securities with respect to our assets that secure such indebtedness. In addition, a portion of our assets is owned through our subsidiaries which have debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, liabilities of our subsidiaries will be prior in right of payment to the debt securities with regard to the assets of those subsidiaries.

The following is a summary of the terms and provisions included in the indenture we entered into with Deutsche Bank Trust Company Americas, as trustee, as well as the general terms and provisions that we anticipate would be included in any other indenture pursuant to which we may offer debt securities in a prospectus supplement (collectively, the “Indenture”). A form of such other indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described herein may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary does not purport to be complete or restate any such indenture in its entirety and is subject to, and qualified in its entirety by reference to, all provisions of any such indenture (and any amendments or supplements we may enter into from time to time which are permitted under any such indenture) and the specific debt securities. We urge you to read the indenture applicable to a particular series of debt securities because it, and not this description, defines your rights as the holders of the debt securities.

General

The Indenture provides that, prior to the issuance of debt securities of a series, we and the trustee will execute a supplemental indenture which will describe the following terms, as applicable, relating to the specific series of debt securities being offered, and which will be filed as an exhibit to or incorporated by reference in the registration statement:

•	the title of the securities;

•	any limit upon the aggregate principal amount of securities which may be issued;

•	the date or dates on which the securities will mature and the amounts to be paid upon maturity of the securities;

•	the rate or rates (which may be fixed or variable) at which the securities will bear interest, if any, the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any interest payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, on the securities will be payable;

•	the place or places where principal of, premium, if any, and interest, if any, on the securities will be payable;

•	any provisions regarding our right to redeem securities or of holders to require us to redeem securities;

•	the right, if any, of holders of the securities to convert them into our stock or any of our other securities, including any provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem securities or a purchase fund which will be used to purchase securities;

•	the percentage of the principal amount of the securities which is payable if maturity of the securities is accelerated because of a default; and

•	any other terms of the securities.

Conversion or Exchange Rights

The Indenture provides that the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our Common Stock, preferred stock or other securities or assets will be set forth in a supplemental indenture. Such conversion or exchange may be mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our Common Stock, preferred stock or other securities or assets to be received by the holders of the series of debt securities would be subject to adjustment. In the absence of any such terms setting forth rights to convert or exchange the debt securities of that series into or for other securities or assets, holders of the debt securities of that series will not have any such rights.

Consolidation, Merger or Sale

The Indenture prohibits us from consolidating with, or merging into, any other corporation or conveying, transferring or leasing all or substantially all of our assets to any entity, unless such entity is a corporation organized under the laws of the United States and expressly assumes all of our obligations under the Indenture and the debt securities, no event of default under the Indenture will have occurred and be continuing and we have certified to the trustee that the transaction is in compliance with the above-stated provisions.

Events of Default Under the Indenture

The following are events of default under the Indenture with respect to any series of debt securities issued:

•	failure to pay the principal, or premium, if any, when due at maturity, or upon redemption, acceleration or otherwise, and if provided in a supplemental indenture relating to a series of debt securities, the failure continues for a period specified therein;

•	failure to pay interest when due and such failure continues for 30 days (or such other period as specified in a supplemental indenture relating to a series of debt securities);

•	failure to comply with any other covenant contained in the debt securities or the Indenture, and such failure continues for 60 days after the date we provide notice of such default to the trustee or receive notice from holders of at least 25% in principal amount of the outstanding securities of that series;

•	certain events of bankruptcy or liquidation; and

•	any other event of default provided with respect to that series of debt securities.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. The trustee may withhold notice to the holders of debt securities of any default or event of default, except a default or event of default relating to the payment of principal, premium, if any, or interest, if it determines in good faith that withholding such notice is in the holders’ interest.

The holders of a majority in principal amount of the then outstanding debt securities of an affected series may rescind an acceleration and its consequences if all existing events of default have been cured or waived, except for the nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the then outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except a default in the payment of principal, premium, if any, or interest on the debt securities of such series or a default in respect of a covenant that cannot be modified or amended without the consent of the holders of all debt securities of that series then outstanding. Any such waiver shall cure such default or event of default.

If an event of default under the Indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee indemnity satisfactory to it. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	such direction is not in conflict with any law or the Indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the Indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the then outstanding debt securities of that series have made written request to the trustee to institute a proceeding;

•	such holder or holders have offered reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense; and

•	the trustee does not institute such proceeding, and does not receive from the holders of a majority in principal amount of the then outstanding debt securities of that series contrary directions, within 60 days after such request and offer.

We will periodically file statements with the trustee regarding our compliance with conditions and covenants in the Indenture.

Amendments, Supplements and Waivers

We and the trustee may amend or supplement the Indenture without notice to or the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, defect or inconsistency in the Indenture; and

•	to change anything that does not materially adversely affect the rights of any holder of debt securities of any series.

In addition, under the Indenture, the rights of holders of a series of debt securities may be amended or supplemented by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of each series that is affected. However, we can make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of any security, reduce the rate or extend the time for payment of interest on any security, reduce the principal amount of any security or premium, if any, on any security;

•	impair or affect the right of a holder to institute suit for the payment of interest, if any, principal or premium, if any, on the securities;

•	change the currency in which the securities are payable from that specified in the securities or in a supplemental indenture applicable to the securities;

•	impair the right, if any, to convert the securities into, or exchange the securities for, other securities or assets;

•	reduce the percentage of securities required to consent to an amendment, supplement or waiver;

•	reduce the amount payable upon the redemption of any security or change the time at which any security may or will be redeemed;

•	modify the provisions of any supplemental indenture with respect to subordination of the securities of a series in a manner adverse to the holders; or

•	change provisions relating to the rights of holders to waive defaults, receive payments or institute suits under the Indenture.

The holders of a majority in principal amount of the then outstanding debt securities of each series that is affected may waive compliance by us with any provision of the Indenture with regard to that series of debt securities or the debt securities.

Form, Exchange, and Transfer

Unless otherwise specified in a supplemental indenture, the debt securities of each series will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

At the option of the holder, unless otherwise specified in a supplemental indenture, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount. Unless otherwise specified in a supplemental indenture, debt securities will be transferable upon the surrender of the securities to the registrar for registration of transfer. Unless otherwise provided in the debt securities to be transferred or exchanged, we will not charge a fee for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The registrar for any debt securities will be named in the applicable supplemental indenture, and we may at any time designate additional co-registrars.

If the debt securities of any series are to be redeemed, we will not be required to register transfers or exchanges of:

•	any debt securities of that series for a period of 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption; or

•	any debt securities so selected for redemption, except the unredeemed portion of any such debt securities being redeemed in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under the Indenture, undertakes to perform only such duties as are specifically described in the Indenture and, upon an event of default under the Indenture, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to perform any duty or to exercise any of the powers given it by the Indenture unless it is offered security and indemnity satisfactory to it against any loss, liability or expense that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive indemnity satisfactory to it against the risk or liability.

Payment and Paying Agent

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name such debt securities or one or more predecessor securities are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agent designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder.

Governing Law

Unless otherwise indicated in a prospectus supplement, the Indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF EQUITY SECURITIES

General

We may offer under this prospectus one or more of the following categories of securities: (i) shares of our Common Stock; (ii) shares of our preferred stock, in one or more series, including Series C Preferred Stock; (iii) warrants to purchase our Common Stock or preferred stock; and (iv) any combination of the foregoing, either individually or consisting of one or more of the types of securities described in clauses (i) through (iii). The terms of any specific offering of such securities will be set forth in a prospectus supplement relating to such offering.

Our authorized capital stock consists of 492,748,000 shares of Common Stock, 22,000 shares of Series B Cumulative Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and 7,230,000 shares of Series C Preferred Stock. Pursuant to our Articles of Incorporation, as amended and supplemented (the “Articles of Incorporation”), our Board of Directors has the right to classify or reclassify any unissued shares of Common Stock into one or more classes or series of Common Stock, preferred stock or other stock. As of the date of this prospectus, we had 100,616,164 shares of Common Stock outstanding and 4,525,000 shares of Series C Preferred Stock outstanding. As of the date of this prospectus, we had no stock options outstanding to purchase our Common Stock. The NYSE lists our Common Stock under the symbol “TMA” and our Series C Preferred Stock under the symbol “TMA PRC.”

Our capital stock, including our Common Stock and Series C Preferred Stock, is subject to restrictions on ownership and transfer. See “Restrictions on Ownership and Transfer” below.

Preferred Stock Purchase Rights

On January 25, 2001, we entered into a Shareholder Rights Agreement. The following summary of certain provisions of the Shareholder Rights Agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Shareholder Rights Agreement, as amended, which is filed as an exhibit to the registration statement of which this prospectus is a part. Under the Shareholder Rights Agreement, one Preferred Stock Purchase Right (a “Right”) will automatically attach to each share of our Common Stock issued between April 6, 2001 and the Distribution Date, as defined below. In addition, each outstanding share of our Common Stock held by shareholders of record as of the close of business on April 6, 2001 received a dividend distribution of one Right. Each Right entitles the registered holder thereof to purchase a unit consisting of one one-thousandth of a share of the Series B Preferred Stock. Initially, the Rights are not exercisable and are attached to and trade with our Common Stock outstanding as of, and all Common Stock issued after, April 6, 2001. The Rights will separate from the Common Stock and become exercisable upon the earlier of (i) the close of business on the 10th calendar day following the earlier of (a) the date of the first public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of 9.8% or more of our outstanding Common Stock (an “Acquiring Person”), or (b) the date on which we first have notice or otherwise determine that a person has become an Acquiring Person, or (ii) the close of business on the 10th business day following the commencement of a tender offer or exchange offer that would result, upon its consummation, in a person or group becoming the beneficial owner of 9.8% or more of our outstanding Common Stock (the earlier of (i) and (ii), the “Distribution Date”).

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The Rights should not interfere with any merger or business combination approved by our Board of Directors because of the ability of our Board of Directors to redeem the Rights.

Common Stock

All shares of Common Stock that we may offer under this prospectus will be duly authorized, fully paid and nonassessable. The statements below describing our Common Stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to the registration statement of which this prospectus is a part, and any amendments or articles supplementary to our Articles of Incorporation.

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held of record on each matter submitted to a vote of shareholders of our Common Stock.

Our Bylaws provide that annual meetings of our shareholders will be held each calendar year on the date determined by our Board of Directors, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or by shareholders entitled to cast at least 25% of the votes which all shareholders are entitled to cast at the meeting.

Dividends; Liquidation; Other Rights

Subject to the preferential rights of any other classes or series of capital stock, shareholders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of legally available funds. If we have a liquidation, dissolution or winding-up, shareholders of our Common Stock will share ratably in all of our assets remaining after the payment of all of our debts and other liabilities and the payment of all liquidation and other preference amounts to any shareholders of our preferred stock. Shareholders of our Common Stock have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to shares of our Common Stock. Our Articles of Incorporation and Bylaws contain no restrictions on our repurchase of shares of our Common Stock.

We have a Dividend Reinvestment and Stock Purchase Plan (the “DRSPP”) that allows shareholders of our Common Stock to have their cash dividends reinvested in additional shares of our Common Stock. The Common Stock to be acquired under the DRSPP may be purchased from us at a discount from the then prevailing market price, or in the open market or in privately negotiated transactions, at our sole discretion. Shareholders also can make additional monthly cash purchases of Common Stock, subject to a minimum investment of $100 per month ($500 minimum initial investment for new investors) and a maximum investment of $10,000 per month, although we may waive the limitation on the maximum amount upon request, at our sole discretion.

Classification or Reclassification of Common Stock

Our Articles of Incorporation authorize our Board of Directors to classify or reclassify any unissued shares of Common Stock into other classes or series of shares. We believe that the power to classify or reclassify unissued shares of our Common Stock and thereafter to issue the classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Prior to the issuance of shares of each class or series, our Board of Directors is required by Maryland law and by our Articles of Incorporation to set, subject to the restrictions on ownership and transfers of our stock contained in our Articles of Incorporation, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of our Common Stock or otherwise be in their best interest.

Preferred Stock

The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and any amendments or articles supplementary to our Articles of Incorporation, designating terms of a series of preferred stock. The preferred stock, when issued, will be duly authorized, fully paid and nonassessable. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of shareholders of our Common Stock.

We may sell additional shares of Series C Preferred Stock or we may establish a new series of preferred stock that we may sell pursuant to this prospectus. The rights, preferences, privileges and restrictions of any new series of preferred stock will be fixed by the articles supplementary relating to such series, which will be filed as an exhibit to or incorporated by reference in the registration statement. A prospectus supplement will describe the following terms, as applicable, relating to the specific series of preferred stock being offered, as follows:

•	the title and stated par value of the preferred stock;

•	the number of shares offered, the liquidation preference per share and the offering price of the shares;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the voting rights, if applicable;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and provisions, if any, upon which the preferred stock will be convertible into Common Stock, including the conversion price (or manner of calculation) and conversion period;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

•	a discussion of certain material federal income tax considerations applicable to the preferred stock;

•	the relative ranking of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

•	any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

•	any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as a REIT.

Warrants

We may issue warrants for the purchase of our Common Stock or preferred stock. Warrants may be issued independently or together with other securities offered under this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of warrants will be issued under a separate agreement to be entered into between us and a bank or trust company, as agent (the “Warrant Agent”), all as set forth in the prospectus supplement relating to the particular issue of offered warrants. Each issue of warrants will be evidenced by warrant certificates (the “Warrant Certificates”). The applicable warrant agreement and form of Warrant Certificate will be filed as exhibits to or incorporated by reference in the registration statement. The Warrant Agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of warrants.

If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

•	the offering price;

•	the aggregate number of securities purchasable upon exercise of such warrants, and in the case of warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

•	any provision adjusting the number of securities that may be purchased upon the exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

•	the designation and terms of the securities with which such warrants are being offered and the number of such warrants being offered with each such security;

•	the date on and after which such warrants and the related securities will be transferable separately;

•	the price at which the number of securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise such warrants shall begin and the expiration date on which such right shall expire;

•	certain federal income tax considerations; and

•	any other material terms of such warrants.

Restrictions on Ownership and Transfer

To ensure that we meet the requirements for qualification as a REIT, our Articles of Incorporation prohibit anyone from owning, directly or indirectly, a number of shares of our capital stock in the aggregate, or of our Series C Preferred Stock separately, in excess of 9.8% of the outstanding shares of our capital stock or Series C Preferred Stock, respectively. Shares of capital stock not owned directly will be deemed to be owned indirectly by any person if that person is considered the beneficial owner of such shares for purposes of Rule 13(d)(3) promulgated under the Exchange Act. In addition, indirect ownership refers to constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Internal Revenue Code of 1986, as amended (the “Code”), as modified in Section 856(h) of the Code.

The constructive ownership provisions of Section 544 of the Code generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its shareholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person (i.e., “reattribution”). To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit. All certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership described above.

Any purported transfer of shares of our capital stock that would result in an intended transferee (the “purported transferee”) owning (directly or indirectly) shares of our capital stock in excess of the 9.8% ownership limit will constitute “excess shares.” Our Board of Directors has the right to refuse to allow such transfers of excess shares to take place. Our Board of Directors also has the right to redeem the excess shares, upon at least one week’s notice to the holder of the shares, for a price equal to the closing price of shares of the same class, series or type on the NYSE on the last business day prior to the redemption date. From and after such redemption date, such shares will not be entitled to any distribution or other benefits, with the exception only of the right to payment of the redemption price for such shares.

Any transfer of shares of our capital stock that would cause us to be disqualified as a REIT will be void to the fullest extent permitted by law, and the purported transferee will be deemed to have no interest in those shares. If the foregoing transfer restriction is determined to be void or invalid as a result of any legal decision, statute, rule or regulation, then the purported transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

At least 15 days prior to any transaction which would cause a shareholder to acquire excess shares in violation of our Articles of Incorporation or within 10 days upon the demand of our Board of Directors, such person must file an affidavit with us setting forth the information required to be reported in returns filed by shareholders under Treasury Regulation 1.857-9 and in reports filed under Section 13(d) of the Exchange Act. Additionally, upon the demand of our Board of Directors, each proposed transferee of shares of our capital stock may be required to file a statement or affidavit with us setting forth the number of shares already owned by such transferee and any related person.

Our Board of Directors may increase or decrease the 9.8% ownership limit. In addition, our Board of Directors may, pursuant to our Articles of Incorporation, waive the 9.8% ownership limit for a purchaser of our stock who has provided the Board with evidence and assurances that our qualification as a REIT will not be jeopardized. At present, we do not intend to waive the 9.8% ownership limit for any purchaser.

The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

Classification of Board of Directors, Vacancies and Removal of Directors

Our Bylaws provide for a staggered Board of Directors of between three and twelve directors divided into three classes, with terms of three years each. In order for us to qualify as a REIT, a majority of our directors must be independent. The number of directors in each class and the expiration of each class term, as of the date of this prospectus, is as follows:

Class I	4 Directors	Expires 2007
Class II	2 Directors	Expires 2008
Class III	4 Directors	Expires 2006

At each annual meeting of our shareholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A staggered Board of Directors may delay, defer or prevent a change in our control or other transaction that might involve a premium over the then prevailing market price for our Common Stock or other attributes that our shareholders may consider desirable. In addition, a staggered Board of Directors could prevent shareholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years.

Our Bylaws provide that any vacancy on our Board of Directors may be filled by a majority vote of the remaining directors. Any individual so elected director will hold office for the remaining term of the director that he or she is succeeding. Our Bylaws provide that a director may be removed for cause at any shareholder meeting upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors.

Indemnification

Our Articles of Incorporation obligate us to indemnify our directors and officers to the maximum extent permitted by Maryland law, as amended from time to time. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding, and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Limitation of Liability

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation provide for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law, as amended from time to time.

Maryland Business Combination Statute

The Maryland General Corporation Law establishes special requirements for “business combinations” between a Maryland corporation and “interested shareholders” unless exemptions are applicable. An interested shareholder is any person who beneficially owns 10% or more of the voting power of the outstanding voting stock or is an affiliate or associate of ours who, at any time within the two-year period prior to the date on which interested shareholder status is determined, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested shareholder unless the Board of Directors approved the transaction prior to the party becoming an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. The law also requires payment of a fair price to shareholders to be determined as set forth in the statute or a supermajority shareholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•	two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder with whom the business combination is to be effected.

The business combination statute restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of our Board of Directors even if such a transaction would be beneficial to shareholders.

Maryland Control Share Acquisition Statute

The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a shareholder vote.

Two-thirds of the shares eligible to vote must vote in favor of granting the “control shares” voting rights. “Control shares” are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise at least 10% of the voting power in electing directors. Control shares do not include shares of stock that the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made (or proposes to make) a control share acquisition and who satisfies certain conditions (including agreeing to pay expenses) may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any shareholders’ meeting.

If voting rights are not approved at a meeting of shareholders or if the acquiring person does not deliver an acquiring person statement as required by the statute, then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

•	the last control share acquisition by the acquiring person; or

•	any meeting where shareholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. This means that shareholders would be able to require us to redeem shares of our stock from them for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.

The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our Common Stock and Series C Preferred Stock. Its telephone number is (800) 937-5449 (toll-free) or (718) 921-8200, ext. 6820 (customer service).

FEDERAL INCOME TAX CONSIDERATIONS

Based on various assumptions and factual representations that we have made regarding our operations, in the opinion of our prior counsel, commencing with our taxable year ended December 31, 1993, we have been organized in conformity with the requirements for qualification as a REIT under the Code. In the opinion of Dechert LLP, our counsel, we are organized in conformity with the requirements for qualification as a REIT under the Code, and, we believe, our method of operating will continue to enable us to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. Our counsel will not review our operations, and we cannot give any assurance that actual operations will meet these requirements. The opinion of our counsel is based upon existing law, U.S. Department of Treasury regulations, currently published administrative positions of the Internal Revenue Service (the “Service”) and judicial decisions, all of which are subject to change either prospectively or retroactively. The opinion of our counsel is not binding on the Service or any court.

The following discusses the material federal income tax considerations that relate to our treatment as a REIT and that apply to an investment in our securities. This discussion pertains only to Thornburg Mortgage, Inc., our qualified REIT subsidiaries and our shareholders and not to any taxable REIT subsidiaries, which operate as taxable entities. This summary deals only with securities held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to individual investors or entities subject to special tax rules, such as:

•	dealers or traders in securities;

•	financial institutions;

•	insurance companies;

•	shareholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

•	shareholders whose functional currency is not the United States dollar;

•	tax-exempt organizations; or

•	foreign taxpayers.

This discussion is based upon the provisions of the Code and regulations, rulings and judicial decisions interpreting the Code as of the date of this prospectus that are subject to changes occurring after that date. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below. We cannot give any assurance that the conclusions set out below would be sustained by a court if challenged by the Service.

The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor’s purchase of our securities. In brief, if detailed conditions imposed by the Code are met, an entity (a) that invests primarily in real estate assets, including mortgage loans, (b) that elects to be a REIT, and (c) that otherwise would be taxed as a corporation with limited exceptions, is not taxed at the corporate level on its taxable income that is currently distributed to its shareholders. This treatment eliminates most of the “double taxation” at the corporate level and then again at the shareholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its shareholders.

We urge you to consult your own tax advisors regarding the tax consequences of an investment in our securities, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

General

We elected to become subject to tax as a REIT for federal income tax purposes effective for our taxable year ending on December 31, 1993, and we plan to continue to meet the requirements for taxation as a REIT. Based on existing law, we have operated in a manner consistent with our qualifying as a REIT under the Code and we believe that our organization and method of operation are such as to enable us to so qualify for this year and subsequent years.

There can be no assurance, however, that we will qualify as a REIT in any particular taxable year given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular taxable year, we will be subject to federal income tax as a regular domestic corporation, and our shareholders will be subject to tax in the same manner as shareholders of regular domestic corporations. In that event, we may be subject to a substantial income tax liability with respect to each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to our shareholders could be significantly reduced or eliminated. See “Failure to Qualify” below.

REIT Qualification Requirements

The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

Stock Ownership Requirements

We must meet the following stock ownership requirements:

•	Our capital stock must be transferable;

•	Our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

•	No more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals.

Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. These stock ownership requirements must be satisfied in each taxable year. Our Articles of Incorporation impose restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

Asset Requirements

We generally must meet the following asset requirements at the close of each quarter of each taxable year:

•	At least 75% of the value of our total assets must be “qualified REIT assets” (described below), government securities, cash and cash items;

•	No more than 20% of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries (described below); and

•	Except for securities that are qualified REIT assets, securities in a Taxable REIT Subsidiary or “qualified REIT subsidiary,” and certain partnership interests and debt obligations:

•	No more than 5% of the value of our total assets may be securities of any one issuer;

•	We may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

•	We may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

The American Jobs Creation Act of 2004 (the “AJCA”) modifies the manner in which we apply the asset test requirements under the Code. Specifically, the AJCA expands the types of securities that qualify as “straight debt” for purposes of the 10% value limitation. The AJCA also clarifies that certain types of debt instruments, including loans to individuals or estates and securities of a REIT, are not “securities” for purposes of the 10% value limitation.

The AJCA also sets forth rules that permit a REIT to avoid disqualification for de minimis failures (as defined in the AJCA) to satisfy the 5% and 10% value limitations under the asset tests if the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of such asset tests by the end of such time period. In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the de minimis exception described above does not apply, the REIT may cure such failure if the failure was due to reasonable cause and not to willful neglect, the REIT identifies such failure to the IRS and disposes of the assets that caused the failure within 6 months after the last day of the quarter in which the identification occurred, and the REIT pays a tax with respect to the failure equal to the greater of (i) $50,000, or (ii) an amount determined (pursuant to Treasury regulations) by multiplying the highest rate of tax for corporations under Section 11 of the Code, by the net income generated by the assets for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

“Qualified REIT assets” generally include (among other assets) interests in mortgages on real property including the ARM assets that we acquire and hold, ownership interests in real property and shares in other REITs.

A “Taxable REIT Subsidiary” is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT Subsidiary. A Taxable REIT Subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code provides for a penalty on a REIT that imposes charges in excess of the arm’s length price in connection with contractual arrangements between a Taxable REIT Subsidiary and the parent REIT.

If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

Gross Income Requirements

We generally must meet the following gross income requirements for each taxable year:

•	At least 75% of our gross income must be derived from real estate sources, including interest income from mortgage loans, gain from the disposition of qualified REIT assets, and “qualified temporary investment income” (generally, income we earn from investing new capital in nonreal estate assets, provided we received that income within one year of acquiring such new capital); and

•	At least 95% of our gross income for each taxable year must be derived from sources of income, including the types of gross income described just above, as well as dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to hedge variable rate debt incurred to acquire qualified REIT assets) not held for sale in the ordinary course of business.

The investments that we make and intend to make will give rise primarily to mortgage interest qualifying under the 75% of income test.

In order to help ensure compliance with the 95% of income test and the 75% of income test, we intend to limit substantially all of the assets that we acquire, other than the stock of any taxable affiliate and qualified hedges, to qualified REIT assets. Our policy to maintain our REIT status may limit the type of assets, including hedging contracts, that we otherwise might acquire.

With respect to the gross income tests, the AJCA provides that for our taxable years beginning on or after January 1, 2005, except to the extent provided by Treasury regulations, our income from certain hedging transactions that are clearly identified as hedges under Section 1221 of the Code, including gain from the sale or disposition of such a transaction, will be excluded from gross income for purposes of the 95% gross income test to the extent the transaction hedges any indebtedness incurred or to be incurred by the trust to acquire or carry real estate.

Distribution Requirements

We must distribute to our shareholders on a pro rata basis each year an amount equal to:

•	90% of our taxable income before deduction of dividends paid and excluding net capital gain, plus

•	90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less

•	any “excess noncash income.”

We intend to make distributions to our shareholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made in the taxable year to which they relate or, if declared before the timely filing of the tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

If we fail to meet the 90% distribution test as a result of an adjustment to tax returns by the Service, by following certain requirements set forth in the Code, we may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. We would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. We generally distribute dividends equal to 100% of our taxable income to eliminate corporate level tax. As to our net capital gains, rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our shareholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the basis in their stock by the difference between their share of the capital gain and their share of the credit.

A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of:

•	85% of our “ordinary income,”

•	95% of our capital gain net income, and

•	income not distributed in earlier years.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, thereby reducing our after-tax cash available for dividend distribution. If we are not a REIT, the Code would not require us to make distributions. If we fail to meet the requirements described above, we will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

•	We did not willfully fail to file a timely return with respect to the termination taxable year;

•	Inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

•	We establish that failure to meet requirements was due to reasonable cause and not willful neglect.

We may also voluntarily revoke our election, although we have no intention of doing so, in which event we will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

In addition to the foregoing, the AJCA also provides that if a REIT fails to satisfy one or more requirements for REIT qualification, other than by reason of a failure to comply with the provisions of the reasonable cause exception to the gross income tests and the provisions described above with respect to failure to comply with the asset tests, the REIT may retain its REIT qualification if the failures are due to reasonable cause and not willful neglect, and if the REIT pays a penalty of $50,000 for each such failure.

Taxation of Thornburg Mortgage, Inc.

In each year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our shareholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

•	If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

•	We will be subject to a tax of 100% on net income derived from any “prohibited transaction” which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

•	If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

•	If we acquire a built-in gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize built-in gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any built-in gain at the highest corporate income tax rate.

•	We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

•	Any taxable REIT subsidiary of ours will be subject to taxation on net income and will make distributions to us as its shareholder only on after-tax income.

Taxation of Shareholders

Unless you are a tax-exempt entity, distributions that we make to you, including distributions reinvested through our dividend reinvestment plan, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate shareholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction, as long as our REIT election is in effect.

Distributions that we designate as capital gain dividends generally will be taxable in your hands as long term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have and would be treated as unrelated business income for tax-exempt entity shareholders. (See the discussions under the captions “Taxation of Tax-Exempt Entities” or “Foreign Shareholders.”) We have consistently avoided, and intend to continue avoiding, the recognition of excess inclusion income. Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items.

Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year, generally are treated as if we had paid them and you had received them on December 31st of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in the stock, which gain or loss will be long term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long term capital loss to the extent of (1) any long term capital gain dividends you receive with respect to the stock and (2) your proportionate share of any long term capital gains that we retain (see the discussion under the caption “Distribution Requirements”).

If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

•	we will not be allowed to designate any distributions as capital gain dividends;

•	distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction;

•	the excess inclusion income rules will not apply to you; and

•	you will not receive any share of our tax preference items.

In the event that we ceased to be a REIT, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other shareholders could be significantly reduced or eliminated.

Information Reporting and Backup Withholding

For each calendar year, we will report to our domestic shareholders and to the Service the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

•	are a corporation or come within another exempt category and demonstrate this fact when required; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

A domestic shareholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the Service.

Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your federal income tax liability, provided you furnish the required information to the Service.

Taxation of Tax-Exempt Entities

Our stock is eligible for purchase by tax-exempt investors, such as pension plans, profit sharing plans, 401(k) plans, Keogh plans and individual retirement accounts, because we do not generate unrelated business income taxable to those types of entities.

The discussion under this heading only applies to you if you are a tax-exempt entity. In general, a tax-exempt entity that is a shareholder of our stock is not subject to tax on distributions. We have consistently avoided, and intend to continue to avoid, recognition of income that could cause an investment in our stock to generate unrelated business income for tax-exempt investors. The Service has ruled that amounts distributed by a REIT to an exempt employees’ pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Any indebtedness that we incurred in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a shareholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of our stock, a portion of the dividends on such stock could be treated as unrelated trade or business income. Our charter generally prohibits the ownership of more than 9.8% of our stock by any one owner; therefore, we do not expect that any one pension or profit-sharing trust will acquire more than 10% of our stock.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our stock or securities will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these “set aside” and reserve requirements.

Foreign Shareholders

The preceding discussion does not address the federal income tax consequences to foreign shareholders, nonresident aliens and foreign corporations as defined in the Code, of an investment in our stock. In general, foreign shareholders will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of our stock. Foreign shareholders should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of our stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign shareholders. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign shareholders at a flat rate of 30% unless reduced or eliminated by an income tax treaty between the United States and the foreign shareholder’s country or unless the shares are held in connection with the foreign shareholder’s U.S. business. Any income that a foreign shareholder recognized from an investment in our shares would not be eligible for reduced withholding to the extent that such income were treated as excess inclusion income. A foreign shareholder eligible for reduction or elimination of withholding must file an appropriate form with us (or the appropriate withholding agent) in order to claim such treatment.

Redemption and Conversion of Preferred Stock

Cash Redemption of Preferred Stock

A redemption of preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. Such a redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the holder (which will not be the case if only non-voting preferred stock is redeemed), (ii) results in a “complete termination” of the holder’s equity interest in our Company, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our Common Stock and preferred stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our Common Stock and preferred stock actually owned by the holder, must generally be taken into account. If a holder of preferred stock owns (actually and constructively) no shares of our outstanding Common Stock or an insubstantial percentage thereof, a redemption of shares of preferred stock of that holder is likely to qualify for sale or exchange treatment because the redemption would be “not essentially equivalent to a dividend.” However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of preferred stock depends upon the facts and circumstances at the time the determination must be made. Prospective holders of preferred stock are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as a taxable sale or exchange by that holder. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the holder’s adjusted tax basis in the shares of the preferred stock. Such gain or loss will be capital gain or loss if the shares of preferred stock were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year.

If a redemption of preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder’s adjusted tax basis in the redeemed shares of the preferred stock will be transferred to the holder’s remaining shares of our stock. If the holder owns no other shares of our stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. Proposed Treasury Regulations would, if adopted, alter the method for recovering your adjusted tax basis in any shares redeemed in a dividend-equivalent redemption. Under the proposed Treasury Regulations, you would be treated as realizing a capital loss on the date of the dividend-equivalent redemption equal to the adjusted tax basis of the preferred stock redeemed, subject to adjustments. The recognition of such loss would generally be deferred until the occurrence of specified events, such as, for example, when you cease to own, actually or constructively, any shares of our stock. There can be no assurance that the proposed Treasury Regulations will be adopted, or that they will be adopted in their current form.

Conversion of Preferred Stock into Common Stock

In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of Common Stock. The basis that a shareholder will have for tax purposes in the shares of Common Stock received upon conversion will be equal to the adjusted basis for the shareholder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of Common Stock received would include the holding period for the shares of preferred stock converted. A shareholder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the shareholder’s adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a shareholder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into Common Stock.

Adjustments to Conversion Price

Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise, may result in constructive distributions to the shareholders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a shareholder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Warrants

Upon the exercise of a warrant, a shareholder will not recognize gain or loss and will have a tax basis in the Common Stock received equal to the tax basis in such shareholder’s warrant plus the exercise price of the warrant. The holding period for the Common Stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the shareholder held the warrant.

Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the warrant. Such a gain or loss will be long term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the warrant. Such loss will be long term if the warrant has been held for more than one year.

Holders of Debt Securities

As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source;

•	a trust, if both: (1) a court within the United States is able to exercise primary supervision over the administration of the trust; and (2) one or more United States persons have the authority to control all substantial decisions of the trust; or

•	certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of debt securities that is not a U.S. Holder.

U.S. Holders

Payments of Interest

In general, interest on debt securities will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes. In general, if the terms of a debt instrument entitle a holder to receive payments other than “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed or qualifying floating rate), such holder might be required to recognize additional interest as “original issue discount” over the term of the instrument.

Sale, Retirement or Other Taxable Disposition

In general, a U.S. Holder of a debt security will recognize gain or loss upon the sale, retirement or other taxable disposition of such debt security in an amount equal to the difference between:

•	the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest not previously taken into income, which generally will be taxable to a U.S. Holder as ordinary income); and

•	the U.S. Holder’s adjusted tax basis in such debt security.

A U.S. Holder’s tax basis in a debt security generally will be equal to the price paid for such debt security. A U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the debt security for more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to tax at a rate not to exceed 15%, whereas short-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation’s holding period. The deductibility of capital losses is subject to certain limitations. A U.S. Holder who sells a debt security between record dates for payments of distributions will be required to include accrued but unpaid interest or original issue discount on the debt security through the date of disposition as ordinary income and to add the amount of the original issue discount to its adjusted tax basis in the debt security.

Non-U.S. Holders

A Non-U.S. Holder will not be subject to United States federal income or withholding tax on payments of principal, premium (if any) or interest (including original issue discount, if any) on a debt security if such payments are not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or is a controlled foreign corporation related to us. If this exemption does not apply, such interest will be subject to a 30% gross withholding tax (unless reduced or eliminated by an applicable treaty). To qualify for the exemption from taxation (or the elimination or reduction of the applicable withholding tax under a treaty), the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder, or the “Withholding Agent,” must have received, before payment, a statement that:

•	is signed by the Non-U.S. Holder under penalties of perjury;

•	certifies that the Non-U.S. Holder is not a U.S. Holder; and

•	provides the name and address of the Non-U.S. Holder.

The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change.

In addition, a Non-U.S. Holder generally will not be subject to Federal income or withholding tax on any amount which constitutes gain upon retirement or disposition of a debt security, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

If interest and other payments received by a Non-U.S. Holder with respect to the debt securities (including proceeds from a sale, retirement or other disposition of the debt securities) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder’s ownership of the debt securities), such Non-U.S. Holder will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the “branch profits tax” if such holder is a corporation.

The value of a debt security will not be includable in the estate of an individual Non-U.S. Holder unless the individual owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of such individual’s death, payments in respect of the debt security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

State and Local Taxes

We are subject to state or local taxation in various jurisdictions, including those in which we transact business. Our shareholders are subject to state and local taxation in the jurisdiction in which they reside. The state and local tax treatment that applies to us and our shareholders may not conform to the federal income tax considerations discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby, including but not limited to at-the-market equity offerings, may from time to time include Cantor Fitzgerald & Co. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales at-the-market to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation that we pay to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit on resale of the securities that they realize may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent. Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with the offering of the securities hereby, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our Common Stock is listed on the NYSE under the symbol “TMA” and our Series C Preferred Stock is listed on the NYSE under the symbol “TMA PRC.” Any shares of Common Stock or Series C Preferred Stock sold pursuant to this prospectus, and any supplement thereto, will be listed on the NYSE, subject to official notice of issuance. Our Senior Notes are not listed on any securities exchange. Any other securities that we sell pursuant to this prospectus, and any supplement thereto, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which we sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of or trading market for any securities that we sell, other than our Common Stock or Series C Preferred Stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Dechert LLP. The opinion of counsel described under the heading “Federal Income Tax Considerations” is being rendered by Dechert LLP. This opinion is subject to various assumptions and is based on current tax law. Michael Jeffers, our Secretary, is counsel to that firm and, as of May 10, 2005, owns 59,666 shares of Common Stock, dividend equivalent rights for 63,671 shares of Common Stock, phantom stock rights for 34,739 shares of Common Stock, and owns a 1% equity interest of the Manager. If the offered securities are distributed in an underwritten offering or through agents, various legal matters may be passed upon for any underwriters or agents by their counsel, which shall be named in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC in the Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. This material can also be obtained from the SEC’s website at www.sec.gov. All reports, proxy statements and other information that we file with the SEC are also available on our website at www.thornburgmortgage.com. Information contained on our website is not, and should not be interpreted to be, a part of this prospectus or any accompanying prospectus supplement.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC under the Exchange Act and these documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 2, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 9, 2005;

•	Our Current Reports on Form 8-K filed on March 15, 2005, March 21, 2005 and March 23, 2005;

•	Our Definitive Proxy Statement filed on March 17, 2005;

•	The description of our Common Stock included in our registration statement on Form 8-A filed on April 27, 1993;

•	The description of our preferred stock purchase rights for Series B Preferred Stock included in our registration statement on Form 8-A, filed on March 19, 2001, and the amendment to the description included in Exhibit 10.9 to our registration statement on Form S-3, filed on August 23, 2002; and

•	The description of our Series C Preferred Stock included in our registration statement on Form 8-A filed on March 21, 2005

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference herein) without charge upon written or oral request to Investor Relations, at Thornburg Mortgage, Inc., 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, telephone number (505) 989-1900 or by visiting our website at www.thornburgmortgage.com.

4,000,000 Shares

THORNBURG MORTGAGE, INC.

Series D Adjusting Rate Cumulative Redeemable Preferred Stock

Prospectus Supplement

Stifel Nicolaus	Bear, Stearns & Co. Inc.	Lehman Brothers

RBC Capital Markets
Friedman, Billings, Ramsey & Co., Inc.
Ryan Beck & Co.